Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CARDIONET, INC.,

a Delaware corporation;

CARDINAL MERGER SUB, INC.,

a Delaware corporation;

CARDIOCORE LAB, INC.,

a Delaware corporation;

and the

STOCKHOLDER REPRESENTATIVE

Dated as of August 5, 2012

i

	4.10	Condition and Sufficiency of Tangible Assets	25
	4.11	Licenses, Permits and Authorizations	25
	4.12	Intellectual Property and Software	25
	4.13	Litigation; Compliance with Laws	28
	4.14	Insurance	29
	4.15	Employee and Labor Matters	29
	4.16	Employee Benefit Plans; ERISA	31
	4.17	Transactions with Affiliates	33
	4.18	No Brokers or Finders	33
	4.19	Powers of Attorney	33
	4.20	Receivables; Customer Backlog	33
	4.21	FDA and Regulatory Matters	34
	4.22	Restrictions on Business Activities	35
	4.23	Corporate Records	35
	4.24	Foreign Corrupt Practices	35
	4.25	Bank Accounts	35
	4.26	Clients; Customers; Sales	35

5.	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB		36
	5.1	Organization and Authority of Purchaser and Merger Sub; Enforceability	36
	5.2	No Conflict; Governmental Approvals	36
	5.3	Financial Capacity; Solvency	37
	5.4	Issuance of Purchaser Common Stock	37
	5.5	No Brokers or Finders	37

6.	PRE-CLOSING PERIOD COVENANTS OF COMPANY		37
	6.1	Access and Investigation	37
	6.2	Operation of Business	38
	6.3	Filings and Consents; Cooperation	38
	6.4	Notification; Updates to the Company Disclosure Schedules	39
	6.5	FIRPTA Certification	40
	6.6	Approval of Agreement	40
	6.7	Taxes	40
	6.8	No Negotiation	41

	6.9	Public Announcements	41
	6.10	Payment of Transaction Expenses and Company Indebtedness	42

7.	PRE-CLOSING PERIOD COVENANTS OF PURCHASER		42
	7.1	Filings and Consents; Cooperation	42
	7.2	Privilege	42

8.	POST-CLOSING COVENANTS		43
	8.1	Taxes	43
	8.2	Public Information	44
	8.3	Tail Policy	44
	8.4	Employee Matters	44

9.	CONDITIONS PRECEDENT TO PURCHASER AND MERGER SUB’S OBLIGATION TO CLOSE		45
	9.1	Accuracy of Representations	45
	9.2	Performance of Obligations	45
	9.3	Board Consent; Stockholder Consent and Other Approvals	46
	9.4	Additional Documents	46
	9.5	No Proceedings	47
	9.6	No Prohibition	47
	9.7	No Injunction	48
	9.8	Escrow Agreement	48
	9.9	Restrictive Covenant Agreements	48
	9.10	Termination of Stockholder Rights	48
	9.11	Amendment and Termination of Equity Incentive Plan, Company Options and Company Warrants	48

10.	CONDITIONS PRECEDENT TO COMPANY’S OBLIGATION TO CLOSE		48
	10.1	Accuracy of Representations	48
	10.2	Performance of Obligations	49
	10.3	Board Consent and Additional Documents	49
	10.4	No Proceedings	49
	10.5	No Prohibition	50
	10.6	No Injunction	50

11.	TERMINATION		50
	11.1	Termination Events	50

	11.2	Termination Procedures	51
	11.3	Effect of Termination	51
	11.4	Exclusivity of Termination Rights	51
	11.5	Termination Fee	51

12.	INDEMNIFICATION, ETC.		52
	12.1	Survival of Representations and Covenants	52
	12.2	Indemnification by Company and Equityholders	52
	12.3	Indemnification by Purchaser and the Surviving Corporation	53
	12.4	Procedures Relative to Indemnification	54
	12.5	Sole Remedy	58
	12.6	Exercise of Remedies by Indemnitees Other than Purchaser and by Equityholders	58
	12.7	No Right of Contribution	59
	12.8	Appointment of Stockholder Representative	59

13.	MISCELLANEOUS PROVISIONS		61
	13.1	Expenses; Attorneys’ Fees	61
	13.2	Transfer Taxes	61
	13.3	Notices	62
	13.4	Time of the Essence	63
	13.5	Headings	63
	13.6	Counterparts	63
	13.7	Governing Law; Jurisdiction; Venue	63
	13.8	Waiver of Jury Trial	64
	13.9	Successors and Assigns	64
	13.10	Waiver	64
	13.11	Amendments	64
	13.12	No Assignment	65
	13.13	Schedules	65
	13.14	Severability	65
	13.15	Parties in Interest	65
	13.16	Entire Agreement	65
	13.17	Construction	65

INDEX OF EXHIBITS

Exhibit A.	Certain Definitions
Exhibit B.	Form of Escrow Agreement
Exhibit C.	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit D.	Form of Transmittal Materials
Exhibit E.	Information Statement
Exhibit F.	Form of Closing Working Capital Statement

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of and shall be effective as of August 5, 2012, by and among CardioNet, Inc., a Delaware corporation (“Purchaser”), cardioCORE Lab, Inc., a Delaware corporation (“Company”), Cardinal Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”) and the Stockholder Representative (as defined herein).  Certain capitalized terms in this Agreement are defined in Exhibit A hereto.

RECITALS

A.            Pursuant to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into Company, with Company as the surviving corporation (the “Merger”);

B.            The board of directors of Company has unanimously (a) determined that it is in the best interests of Company and its stockholders, and declared it advisable, to enter into this Agreement with Purchaser and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement and the transactions contemplated hereby by the stockholders of Company;

C.            The respective boards of directors of Purchaser and Merger Sub have, on the terms and subject to the conditions set forth in this Agreement, unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

D.            The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

AGREEMENT

The parties hereto, intending to be legally bound, agree as follows:

1.                                      THE MERGER; EFFECTIVE TIME

1.1                               The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Company, Company shall be the surviving corporation in such Merger (the “Surviving Corporation”), and the separate existence of Merger Sub shall thereupon cease.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the “DGCL”).  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.  Immediately following the Effective Time, Company, as the Surviving Corporation following the Merger, shall be a wholly owned subsidiary of Purchaser.

1.2                               Effective Time of the Merger.

The Merger shall become effective upon the completion of the filing by Purchaser of a properly executed certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by the relevant provisions of the DGCL, which filing shall be made as soon as practicable following the Closing.  When used in this Agreement, the term “Effective Time” with respect to the Merger shall mean the date and time at which the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware.

1.3                               The Merger Consideration.

(a)           Amount.  The Equityholders shall be entitled to an aggregate consideration of:

(i)            Twenty Million Dollars ($20,000,000) in cash (the “Cash Consideration”); plus

(ii)           Three Million Five Hundred Thousand Dollars ($3,500,000), to be paid, at the option of Purchaser, either (A) in cash, or (B) by Purchaser’s issuance of that number of shares of common stock of Purchaser, $0.001 par value per share (“Purchaser Common Stock”), equal to the quotient of Three Million Five Hundred Thousand Dollars ($3,500,000) divided by the 20 Day Average Price, rounded to the nearest whole share of Purchaser Common Stock (the “Stock Consideration”); plus

(iii)          the Net Company Indebtedness; plus

(iv)          the Aggregate Exercise Price; plus

(v)           the Closing Working Capital Adjustment, if any, as set forth in Section 1.6; minus

(vi)          the Transaction Expenses.

(the amount obtained pursuant to the foregoing clauses (i) through (vi), the “Merger Consideration”; provided, that such amount is subject to any Claims against the Indemnification Holdback in satisfaction of Company’s and Equityholders’ indemnification obligations, if any, as set forth in Section 12.2 and any amounts withheld in the Administrative Account that are used by the Stockholder Representative pursuant to Section 1.5).

(b)           Form.

(i)            The Merger Consideration shall be paid, subject to Purchaser’s election pursuant to Section 1.3(a)(ii), either (A) in cash, denominated in U.S. Dollars, or (B) through a combination of cash, denominated in U.S. Dollars, and Purchaser Common Stock, with a per share valuation equal to the 20 Day Average Price.  The Merger Consideration shall be distributed to the Equityholders in accordance with Section 3 and the provisions of Sections 1.4 and 1.5.  Shareholdings of Stockholders perfecting dissenters’ rights as set forth below, if any, shall be taken into account in calculating the amount of the Merger Consideration payable per Share to other Equityholders, but Stockholders perfecting dissenters’ rights shall not be entitled to any portion of the Merger Consideration and only shall be entitled to receive such consideration as set forth in Section 3.6.

(ii)           In the event Purchaser elects to pay all of the Merger Consideration in cash pursuant to its option in Section 1.3(a)(ii), (A) Purchaser shall notify Company and the Stockholder Representative of such election at least two (2) Business Days prior to the Closing Date, and (B) the definition of “Cash Consideration” shall be amended to mean Twenty-Three Million Five Hundred Thousand Dollars ($23,500,000) in cash.

1.4                               Escrow.

(a)           Escrow Accounts.  Prior to the Closing, Purchaser, Escrow Agent and the Stockholder Representative shall enter into an Escrow Agreement, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”).  At the Closing, in accordance with the terms of the Escrow Agreement, Purchaser shall deliver to Escrow Agent to be held by Escrow Agent in two separate accounts (i) a portion of the Cash Consideration in the amount of Three Million Five Hundred Twenty-Five Thousand Dollars ($3,525,000) (together with any interest earned on such amount pursuant to Section 1.4(e), the “Indemnification Holdback”) and (ii) a portion of the Cash Consideration in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) (the “Working Capital Holdback”).

(b)           Application of Indemnification Holdback.  The Indemnification Holdback shall be used exclusively to satisfy any amounts payable to Purchaser pursuant to Section 12.2, provided, that to the extent the Closing Working Capital Adjustment payable to Purchaser pursuant to Section 1.6(f) or Section 1.6(g), is greater than the Working Capital Holdback, such difference may be paid from the Indemnification Holdback.  Upon the date that is eighteen (18) months following the Closing Date (the “Indemnification Holdback Termination Date”), Escrow Agent will release to the Paying Agent (or otherwise on the instruction of the Stockholder Representative on behalf of the Equityholders), for distribution to the Equityholders pursuant to Section 1.4(d), all remaining and unreserved amounts of the Indemnification Holdback.  All amounts of the Indemnification Holdback that are reserved for unpaid and unresolved Claims made in accordance with this Agreement shall be held by Escrow Agent until such Claims become resolved, even if such Claims have not been finally resolved prior to the Indemnification Holdback Termination Date.  Escrow Agent may reserve and withhold from payment any amounts in the Indemnification Holdback then in dispute relating to indemnification obligations of Company and Equityholders arising under this Agreement; provided, that the withheld amount, to the extent not applied in satisfaction of indemnification obligations of Company and

Equityholders, shall be, promptly upon resolution of such dispute, released to the Paying Agent (or otherwise on the instruction of the Stockholder Representative on behalf of the Equityholders), for distribution to the Equityholders pursuant to Section 1.4(d).

(c)           Application of Working Capital Holdback.  The Working Capital Holdback shall be used exclusively to satisfy any amounts payable to Purchaser pursuant to Sections 1.6(f) and (g).  Upon the final determination of the Closing Working Capital Adjustment, Escrow Agent shall pay promptly to Purchaser the amount, if any, as determined pursuant to Section 1.6(f) or Section 1.6(g), as applicable, and promptly release to the Paying Agent (or otherwise on the instruction of the Stockholder Representative on behalf of the Equityholders), for distribution to the Equityholders pursuant to Section 1.4(d), all remaining amounts of the Working Capital Holdback.

(d)           Release from Escrow.  Amounts released from the Indemnification Holdback to the Paying Agent for distribution to the Equityholders (the “Indemnification Holdback Distributions”) shall be distributed in the following order of priority: first, the Paying Agent shall distribute such Indemnification Holdback Distributions solely to Equityholders that held Company Preferred Stock immediately prior to the Closing in accordance with each such Equityholder’s Preferred Stock Consideration Percentage until all such Equityholders have received the full Preferred Escrow Contribution in the aggregate; and thereafter, the Paying Agent shall distribute any remaining Indemnification Holdback Distributions solely to Equityholders that held Company Common Stock or In-the-Money Options and Warrants immediately prior to the Closing in accordance with each such Equityholder’s Common Stock Consideration Percentage.  Amounts released from the Working Capital Holdback to the Paying Agent for distribution to the Equityholders shall be distributed to all Equityholders that held Company Common Stock or In-the-Money Options and Warrants immediately prior to the Closing in accordance with each such Equityholder’s Common Stock Consideration Percentage.  All such distributions shall be made by the Paying Agent as specified by each Equityholder in the transmittal materials as provided in Section 3.2(a) within five (5) Business Days of receipt of such amounts from Escrow Agent; provided, that the Stockholder Representative may require that such amount (or such lesser portion of such amount) be deposited into the Administrative Account (as defined below) if the Stockholder Representative reasonably determines the funds in the Administrative Account are insufficient to fulfill its obligations under this Agreement.

(e)           Interest.  The Indemnification Holdback shall be invested in a business savings account, money market fund, certificates of deposit or short term U.S. Treasury funds, as directed jointly by the Stockholder Representative and Purchaser in writing from time to time consistent herewith.  The earnings generated on the cash held in escrow shall be (i) deposited or retained in the Indemnification Holdback escrow account, and shall be considered to increase and be part of the Indemnification Holdback, and (ii) distributed to Purchaser and the Equityholders based upon the allocable portion of such earnings attributable to the cash being distributed to Purchaser and/or the Equityholders from the Indemnification Holdback.  The parties further agree that, consistent with Proposed Treasury Regulation Section 1.468B-8, for Tax reporting purposes, all interest or other income earned form the investment of the Indemnification Holdback or any portion thereof in any Tax year shall be reported as allocated to the Purchaser until the distribution of the Indemnification Holdback (or portion thereof) is determined and thereafter to the Purchaser and the Equityholders in accordance with their respective interests in the Indemnification Holdback consistent with Proposed Treasury Regulation Section 1.468B-8.  The Working Capital Holdback shall be deposited in a separate non-interest bearing account.

1.5                               Stockholder Representative Fund.

At the Closing, Purchaser will deliver to the Stockholder Representative Two Hundred Thousand Dollars ($200,000) of the Cash Consideration to be held by the Stockholder Representative in a segregated client account (the “Administrative Account”) for purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and the other agreements contemplated hereby, and otherwise fulfilling its obligations under this Agreement.  The Equityholders will not receive any interest or earnings on the funds in the Administrative Account and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the funds in the Administrative Account other than as a result of its gross negligence or willful misconduct. For tax purposes, the Administrative Account will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.  Upon payment of all funds and property under the Escrow Agreement or, if later, at such time as the Stockholder Representative reasonably determines that it is unlikely to incur any additional fees or expenses in connection with fulfilling its obligations under this Agreement and the other agreements contemplated hereby, any funds or property remaining in the Administrative Account shall be distributed to the Paying Agent for further distribution to each Equityholder (or otherwise on the instruction of the Stockholder Representative) in accordance with each such Equityholder’s Consideration Percentage and to the address specified by such Equityholder in the transmittal materials as provided in Section 3.2(a) as promptly as practicable.

1.6                               Working Capital.

(a)           No fewer than three (3) Business Days and no more than five (5) Business Days prior to the anticipated Closing Date, Company shall deliver to Purchaser a balance sheet of Company as of the date thereof (the “Estimated Closing Date Balance Sheet”), together with a statement (the “Estimated Closing Working Capital Statement”) setting forth a good faith estimate of the Working Capital of Company as of the open of business on the Closing Date (the “Estimated Closing Working Capital Amount”), which estimate shall be, in all cases, reasonably acceptable to Purchaser.  The “Estimated Working Capital Adjustment” shall be: (i) if the Estimated Closing Working Capital Amount is greater than $200,000 (the “Upper Target Working Capital Amount”), an amount equal to the Estimated Closing Working Capital Amount, (ii) if the Estimated Closing Working Capital Amount is less than $(200,000) (the “Lower Target Working Capital Amount”), an amount equal to the Estimated Closing Working Capital Amount (which amount shall be a negative number), or (iii) if the Estimated Working Capital Amount is less than or equal to the Upper Target Working Capital Amount and greater than or equal to the Lower Target Working Capital Amount, an amount equal to $0.  For purposes of the Closing and payments to be made as of the Closing, the Closing Working Capital Adjustment shall equal the Estimated Working Capital Adjustment.

(b)           Within thirty (30) days after the Closing Date, Purchaser shall deliver to the Stockholder Representative a balance sheet of the Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), together with a statement (the “Closing Working Capital Statement”) setting forth in reasonable detail Purchaser’s calculation of the Working Capital of Company as of the open of business on the Closing Date (the “Closing Working Capital Amount”).

(c)           Within twenty (20) days after receipt of the Closing Date Balance Sheet (the “Objection Period”), the Stockholder Representative, by written notice to Purchaser, may object to the Closing Working Capital Amount as set forth in the Closing Working Capital Statement, setting forth in such notice, in reasonable detail, the basis for such objection (the “Notice of Objection”).  If the Stockholder Representative does not deliver a Notice of Objection to Purchaser during the Objection Period, then the calculation of the Closing Working Capital Amount as set forth in the Closing Working Capital Statement shall be deemed to have been accepted.

(d)           If during the Objection Period, the Stockholder Representative delivers a Notice of Objection to Purchaser, Purchaser and the Stockholder Representative shall negotiate in good faith to resolve all matters set forth therein.  If Purchaser and the Stockholder Representative are unable to resolve any such dispute within a twenty (20) day period following delivery by the Stockholder Representative of the Notice of Objection, Purchaser and the Stockholder Representative shall engage a mutually acceptable, independent nationally recognized accounting firm (the “Accounting Referee”), it being acknowledged and agreed that the Accounting Referee shall act as experts and not arbiters and shall determine only those issues set forth in the Notice of Objection that remain in dispute, and that such determination shall be final and binding upon the parties and shall be reflected in any necessary revisions to the Closing Working Capital Statement.  The cost of any accounting firm engaged pursuant to this Section 1.6(d) shall be borne by the losing party as determined by the Accounting Referee; provided, that any costs that would otherwise be borne by the Stockholder Representative shall be the responsibility of the Equityholders.

(e)           The “Final Closing Working Capital Amount” shall mean (i) the Closing Working Capital Amount as set forth on the Closing Working Capital Statement if the Stockholder Representative accepts the Closing Working Capital Statement as delivered or does not deliver a Notice of Objection during the Objection Period, or (ii) the Closing Working Capital Amount determined pursuant to Section 1.6(d) above, if the Stockholder Representative delivers a Notice of Objection.  The Closing Working Capital Adjustment shall be adjusted based on such Final Closing Working Capital Amount, if necessary, as set forth in Sections 1.6(f) and (g) below.

(f)            If the Estimated Working Capital Adjustment was zero, then:

(i)            if the Final Closing Working Capital Amount is greater than the Upper Target Working Capital Amount, then an amount equal to the Final Closing Working Capital Amount shall be paid by Purchaser to the Paying Agent (or otherwise on the instruction of the Stockholder Representative, on behalf of the Equityholders), for distribution to the Equityholders in accordance with each such Equityholder’s Common Stock Consideration

Percentage and to the address specified by such Equityholder in the transmittal materials as provided in Section 3.2(a) within five (5) Business Days of receipt of such amounts from Purchaser; or

(ii)           if the Final Closing Working Capital Amount is less than the Lower Target Working Capital Amount, the Escrow Agent shall (A) pay to Purchaser from the Working Capital Holdback an amount equal to the Final Closing Working Capital Amount, and (B) release to the Paying Agent (or otherwise on the instruction of the Stockholder Representative, on behalf of the Equityholders), all remaining amounts of the Working Capital Holdback for distribution to the Equityholders in accordance with each such Equityholder’s Common Stock Consideration Percentage and to the address specified by such Equityholder in the transmittal materials as provided in Section 3.2(a).

For the avoidance of doubt, if the Final Closing Working Capital Amount is less than or equal to the Upper Target Working Capital Amount and greater than or equal to the Lower Target Working Capital Amount, then the Closing Working Capital Adjustment shall remain zero.

(g)           If the Estimated Working Capital Adjustment was not zero, then:

(i)            if the Final Closing Working Capital Amount is greater than the Estimated Closing Working Capital Amount, then an amount equal to such difference shall be paid by Purchaser to the Paying Agent (or otherwise on the instruction of the Stockholder Representative, on behalf of the Equityholders), for distribution to the Equityholders in accordance with each such Equityholder’s Common Stock Consideration Percentage and to the address specified by such Equityholder in the transmittal materials as provided in Section 3.2(a) within five (5) Business Days of receipt of such amounts from Purchaser; or

(ii)           if the Final Closing Working Capital Amount is less than the Estimated Closing Working Capital Amount, the Escrow Agent shall (A) pay to Purchaser from the Working Capital Holdback an amount equal to such difference, and (B) release to the Paying Agent (or otherwise on the instruction of the Stockholder Representative, on behalf of the Equityholders), all remaining amounts of the Working Capital Holdback for distribution to the Equityholders in accordance with each such Equityholder’s Common Stock Consideration Percentage and to the address specified by such Equityholder in the transmittal materials as provided in Section 3.2(a);

provided, that if the Final Closing Working Capital Amount is less than or equal to the Upper Target Working Capital Amount and greater than or equal to the Lower Target Working Capital Amount, then there shall be no adjustment to the Merger Consideration under this Section 1.6(g) and any adjustment made pursuant to Section 1.6(a) should be reversed with any amounts representing such adjustments being paid to or on the instruction of the appropriate party.

1.7                               Payment of Company Indebtedness and Transaction Expenses.

(a)           No fewer than three (3) Business Days and no more than five (5) Business Days prior to the anticipated Closing Date, Company shall deliver a schedule (the “Closing Schedule”) setting forth (i) the Transaction Expenses of Company, indicating the amount of each

Transaction Expense and (ii) the Company’s good faith estimate of all Company Indebtedness as of the Closing Date.

(b)           At the Closing, Purchaser shall pay all Company Indebtedness and Transaction Expenses of Company set forth on the Closing Schedule, in the amounts set forth in the Closing Schedule; provided that Purchase may elect to not pay the Gold Hill Indebtedness pursuant to Section 6.10 below.

2.                                      PURCHASER AND THE SURVIVING CORPORATION

2.1                               Certificate of Incorporation.

At the Effective Time, the certificate of incorporation of Company shall be amended so as to read in its entirety as set forth in Exhibit C, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

2.2                               Bylaws.

At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

2.3                               Directors and Officers.

The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.  The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

3.                                      TREATMENT OF SHARES

3.1                               Exchange of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Company, Merger Sub or the holders thereof:

(a)           The shares of common stock of Merger Sub, $0.001 par value per share, which shall be outstanding immediately prior to the Effective Time of the Merger shall be converted into one validly issued, fully paid and nonassessable share of common stock of Company, as the surviving corporation following the Merger.

(b)           Each share of Company Common Stock and Company Preferred Stock held in the treasury of Company (the “Treasury Shares”) shall be canceled and retired and cease to exist, and no consideration shall be given in exchange therefor.

(c)           Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than the Treasury Shares as set forth above) shall at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a portion of the Merger Consideration, subject to adjustment in accordance with the terms of this Agreement, equal to the sum of the Original Issue Price plus the Accruing Dividend, provided, that, any Dissenting Holder shall not be entitled to receive any portion of such Merger Consideration.

(d)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Treasury Shares as set forth above) shall at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a portion of the Merger Consideration, subject to adjustment in accordance with the terms of this Agreement, equal to the product of the Common Stock Proceeds Amount multiplied by a fraction, the numerator of which is one and the denominator of which is the sum of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (ii) the number of shares of Company Common Stock issuable upon exercise of the In-the-Money Options and Warrants outstanding immediately prior to the Effective Time (such product, the “Per Common Share Consideration”), provided, that, any Dissenting Holder shall not be entitled to receive any portion of such Merger Consideration.

(e)           Each Equityholder entitled to receive a portion of the Merger Consideration as set forth in Section 1.3 and this Section 3.1 shall receive such Equityholder’s portion of the Merger Consideration as follows:

(i)            in cash, denominated in United States Dollars, an amount equal to such Equityholder’s portion of the Merger Consideration multiplied by the Cash Distribution Percentage; and

(ii)           solely in the event Purchaser does not exercise its right to pay all of the Merger Consideration in cash pursuant to Section 1.3(a)(ii), in Purchaser Common Stock, such number of shares of Purchaser Common Stock equal to the quotient of (A) such Equityholder’s portion of the Merger Consideration multiplied by the Stock Distribution Percentage, divided by (B) the 20 Day Average Price, rounded to the nearest whole share.

(f)            Notwithstanding anything to the contrary contained herein, (i) each Equityholder (including holders of Company Preferred Stock and Optionholders) shall be deemed to have funded a percentage of the Indemnification Holdback out of such Equityholder’s portion of the Cash Consideration equal to such Equityholder’s Escrow Percentage, (ii) each Equityholder (including holders of Company Preferred Stock and Optionholders) shall be deemed to have funded a percentage of the Administrative Account out of such Equityholder’s portion of the Cash Consideration equal to such Equityholder’s Consideration Percentage, and (iii) each holder of Company Common Stock and each Optionholder shall be deemed to have funded a percentage of the Working Capital Holdback out of such Equityholder’s portion of the Cash Consideration equal to such Equityholder’s Common Stock Consideration Percentage.  Any amounts released from the Indemnification Holdback for distribution to the Equityholders shall be distributed to the Equityholders in accordance with the Equityholders’ respective Escrow

Percentages; any amounts released from the Administrative Account for distribution to the Equityholders shall be distributed to the Equityholders in accordance with the Equityholders’ respective Consideration Percentages; and any amounts released from the Working Capital Holdback for distribution to the Equityholders shall be distributed to the Equityholders in accordance with the Equityholders’ respective Common Stock Consideration Percentages, if any.

3.2                               Mechanics of Exchange.

(a)           Promptly following the Effective Time, or sooner in the sole discretion of Company, Company shall, or shall cause the Paying Agent on its behalf to, distribute to the Equityholders the transmittal materials, in substantially the form attached hereto as Exhibit D.  Each Stockholder holding any certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), and which were converted into the right to receive the Merger Consideration, shall be entitled to surrender the Certificates to the Paying Agent for cancellation in exchange for such Stockholder’s portion of the Merger Consideration, together with the completed transmittal materials.  Each Stockholder’s portion of the Merger Consideration, subject to the escrow provisions of Section 1.4 and the provisions for funds reserved for the Stockholder Representative set forth in Section 1.5, shall be paid to such Stockholder at such time as the Certificates and transmittal materials are delivered to the Paying Agent by such Stockholder.  Except as provided in Section 1.4(e), no interest shall be paid or accrued for the benefit of holders of the Certificates on the consideration payable upon the surrender of the Certificates.  It shall be a condition of payment that the transmittal materials be properly executed and returned to the Paying Agent as provided in the transmittal materials and the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer.

(b)           From and after the Effective Time, there shall be no transfers on the stock transfer books of Company of the Shares.  If, after the Effective Time, Certificates are presented for payment, they shall be cancelled and exchanged for the applicable portion of the Merger Consideration in accordance with the procedures set forth in this Section 3.2.

(c)           In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, including indemnification by such person with respect to any claim that may be made with respect to such Certificate (a “Lost Certificate Affidavit”), the Paying Agent will issue or cause to be issued, in exchange for such lost, stolen or destroyed Certificate and a properly executed Lost Certificate Affidavit, the portion of the Merger Consideration for which the Shares represented by the Certificate are exchanged in accordance with this Section 3.

(d)           If any Certificate shall not have been surrendered prior to such date on which any portion of the Merger Consideration payable in respect of such Certificate is required by applicable Law to be transferred to a Governmental Body, the Paying Agent shall transfer such portion of the Merger Consideration in accordance with applicable Law.  Notwithstanding anything in this Agreement to the contrary, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any portion of the Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

3.3                               Options and Warrants.

(a)           Each Company Option will become fully vested and exercisable as of immediately prior to the Effective Time.

(b)           Each Company Option and each Company Warrant shall at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive, in respect of each share of Company Capital Stock then subject to such Company Option or Company Warrant (as applicable): an amount in cash equal to: (i) the Per Common Share Consideration; less (ii) the exercise price per share of Company Capital Stock subject to such Company Option or Company Warrant (as applicable).  If the exercise price payable in respect of a share of Company Capital Stock subject to any Company Option or Company Warrant (as applicable) exceeds the Per Common Share Consideration, the amount payable hereunder shall be zero for such Company Option or Company Warrant (as applicable).  Company Options and Company Warrants to purchase Company Capital Stock that are not In-the-Money Options and Warrants shall be cancelled, terminated and extinguished as of the Effective Time in a manner that does not violate applicable law.

(c)           At Closing, Purchaser shall pay to Company, for payment through the Company’s payroll system on the first Business Day after the Effective Time to the holders of In-the-Money Options in accordance with Section 3.3(b) (subject to such holder delivering an option cancellation and release agreement in a form reasonably satisfactory to Purchaser, duly executed by such holder), the Aggregate Options Payout Amount, subject to the Indemnification Holdback and Working Capital Holdback in accordance with Section 1.4(a), the deposit of the funds for the Stockholder Representative as set forth in Section 1.5, and all applicable payroll or withholding Taxes.

(d)           At Closing, Purchaser shall pay to the Paying Agent, for payment on the first Business Day after the Effective Time to the holders of In-the-Money Warrants in accordance with Section 3.3(b) (subject to such holder delivering a warrant cancellation and release agreement in a form reasonably satisfactory to Purchaser, duly executed by such holder), the Aggregate Warrants Payout Amount, subject to the Indemnification Holdback and Working Capital Holdback in accordance with Section 1.4(a), the deposit of the funds for the Stockholder Representative as set forth in Section 1.5, and all applicable withholding Taxes.

(e)           Any installment payments received by a holder of a Company Option under this Section 3.3 are intended to be separate “payments” for purposes of Section 409A of the Code and the guidance and regulations thereunder.  Each holder of an outstanding Company Option or Company Warrant cancelled as provided in this Section 3.3 shall cease to have any rights with respect thereto, except the right to receive the consideration specified in this Section 3.3 without interest.

(f)            Prior to the Effective Time, the Company shall take all necessary and appropriate action, including amending the applicable Employee Benefit Plan and/or obtaining any necessary consents, to effect the provisions of this Section 3.3.

3.4                               No Further Rights in Shares.

The Merger Consideration received by any Stockholders pursuant to this Agreement shall be deemed to have been delivered and received in full satisfaction of all rights pertaining to such Stockholders’ Shares.  At the Effective Time of the Merger, the holders of Certificates shall cease to have any rights with respect to Shares (other than such rights as they may have to appraisal pursuant to Section 262 of the DGCL), and their sole right shall be to receive their portion of the Merger Consideration.

3.5                               Closing.

The closing of the Transactions (the “Closing”) shall take place at the offices of Greenberg Traurig, P.A., 401 East Las Olas Blvd., Fort Lauderdale, Florida, 33301 at 10:00 a.m., local time, on the second Business Day after the day on which all of the conditions set forth in Sections 9 and 10 hereof are satisfied or waived, or at such other date, time and place as the parties shall otherwise agree (the date of such Closing, the “Closing Date”).

(a)           The obligation of Purchaser and Merger Sub to consummate the Merger is subject to the condition that Company shall deliver or cause to be delivered to Purchaser on or before the Closing the certificates and other documents required to be delivered pursuant to Section 9.

(b)           The obligation of Company to consummate the Merger is subject to the condition that Purchaser shall deliver or cause to be delivered to Company on or before the Closing the certificates and other documents required to be delivered pursuant to Section 10.

(c)           At or prior to the Effective Time, Purchaser shall deliver to Escrow Agent the Indemnification Holdback and the Working Capital Holdback and shall deposit in the Administrative Account Two Hundred Fifty Thousand Dollars ($250,000).

(d)           At the Closing, the parties to the Escrow Agreement shall have executed and delivered the Escrow Agreement to Escrow Agent, and the Stockholder Representative, Purchaser and Merger Sub shall have received an executed counterpart of the Escrow Agreement from Escrow Agent and confirmation that escrow accounts have been established pursuant to the Escrow Agreement.

(e)           At the Effective Time, subject to the deposit of the Indemnification Holdback and Working Capital Holdback in accordance with Section 1.4(a), the deposit of the funds for the Stockholder Representative as set forth in Section 1.5, and the payment to Company of the Aggregate Options Payout Amount as set forth in Section 3.3(c), Purchaser shall deposit the Merger Consideration (excluding the Aggregate Exercise Price) with the Paying Agent pursuant to a paying agent agreement (the “Paying Agent Agreement”) in form and substance reasonably acceptable to Purchaser and the Stockholder Representative.  The costs, fees and expenses of the Paying Agent and its Representatives shall be borne by Purchaser.

3.6                               Dissenting Shares.

(a)           Effect on Dissenting Shares.  Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder (a “Dissenting Holder”) who has demanded and perfected such demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the DGCL.  Purchaser shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares (the “Dissenting Share Consideration”) pending resolution of the claims of such holders, and the Equityholders who are not Dissenting Holders shall not be entitled to any portion thereof.

(b)           Loss of Dissenting Share Status.  Notwithstanding the provisions of Section 3.6(a), if any holder of shares of Company Capital Stock who properly demands appraisal of such holder’s shares under the DGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the Closing or the occurrence of such event, whichever later occurs, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the applicable portion of the Merger Consideration in accordance with Section 3.1, without interest thereon, as and when payable pursuant to this Agreement, following the surrender of the Certificate or Certificates representing such shares of Company Capital Stock in accordance with Section 3.2.

(c)           Notice of Dissenting Shares.  Company shall give Purchaser:  (i) prompt written notice of any demands for appraisal of shares of Company Capital Stock received by the Company, withdrawals of any demands, and any other instruments served pursuant to the DGCL and received by Company; and (ii) the opportunity to direct (with the participation of the Company, with respect to periods prior to the Effective Time, or the Stockholder Representative, with respect to periods following the Effective Time) all negotiations and proceedings with respect to any such demands for appraisal.  Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Purchaser shall have consented in writing to such payment or settlement offer, except as required by applicable Legal Requirements.  Purchaser (and not Company or the Paying Agent) shall be responsible for any settlement of claims with respect to any Dissenting Shares, which settlements may be paid in cash, capital stock of Purchaser or such other consideration as Purchaser shall determine, except as otherwise required by applicable Legal Requirements.  Upon any settlement of claims with respect to any Dissenting Shares, Purchaser shall direct the Paying Agent to promptly return to Purchaser that portion of the Merger Consideration that would otherwise have been payable to such Dissenting Holder had the status of such Dissenting Shares not been perfected.

3.7                               Withholding.

The Paying Agent (and any other Person required to withhold any payment made under this Agreement) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

4.                                      REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the disclosure schedules of Company (the “Company Disclosure Schedules”) prepared by Company in connection with the execution and delivery of this Agreement, Company represents and warrants, to and for the benefit of Purchaser and Merger Sub, as follows:

4.1                               Organization and Qualification of Company.

(a)           Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Except as set forth on Schedule 4.1(a), each of Company’s Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation.  Company and each of its Subsidiaries has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business.  Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business makes such qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect on Company and its Subsidiaries.  Set forth on Schedule 4.1(a) is a complete and accurate list, with respect to Company and each of its Subsidiaries, of the jurisdiction of incorporation of each such Entity, the jurisdictions in which each such Entity is qualified to do business as a foreign corporation, and each such Entity’s directors and executive officers.

(b)           Company has made available or delivered to Purchaser complete and accurate copies of the Charter Documents of Company and each of its Subsidiaries as now in effect.  The books of account and other records of Company and its Subsidiaries delivered or made available to Purchaser have been maintained in accordance with sound business practice, and applicable law and accounting policies.  Neither Company nor its Subsidiaries is in default under or in violation of any provision of its Charter Documents.

(c)           Except as set forth on Schedule 4.1(a), there are no corporations, partnerships, joint ventures, associations or other entities in which Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

4.2                               Capitalization.

(a)           Schedule 4.2(a) sets forth (i) the authorized shares of each class of Company Capital Stock, (ii) the issued and outstanding shares of each class of Company Capital Stock, (iii) the names of the holders of the Company Capital Stock, and (iv) the number of shares Company Capital Stock held by each such holder.  All of the issued and outstanding Company Capital Stock has been duly authorized, is validly issued, fully paid, and non-assessable, and is held of record by the Stockholders as set forth on Schedule 4.2(a) and has not been issued in violation of, and is not subject to, any preemptive or subscription rights.  Except as set forth on

Schedule 4.2(a), all issued and outstanding shares of Company Capital Stock are free and clear of any Encumbrances.

(b)           Except as set forth on Schedule 4.2(b), there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any Company Capital Stock or any unissued or any other Capital Stock of Company or any of its Subsidiaries.  Except as set forth on Schedule 4.2(b), there are no outstanding contractual obligations or plans of Company or any of its Subsidiaries to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of Capital Stock or other ownership interests of Company or any of its Subsidiaries.  Neither Company nor any of its Subsidiaries has any Contract, agreement or understanding to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.  Except as set forth on Schedule 4.2(b), there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries.

(c)           Company is the record and beneficial owner of all the outstanding Capital Stock of each of its Subsidiaries, free and clear of any and all Encumbrances.

4.3                               Authorization; Enforceability.

The execution, delivery and performance of this Agreement and the other Transaction Agreements by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly authorized by its board of directors, and prior to the Effective Time, its Stockholders, and no other corporate proceedings on the part of Company are necessary to approve this Agreement, the other Transaction Agreements or the Transactions.  This Agreement has been duly executed and delivered by Company, and assuming due authorization, execution and delivery by Purchaser, Merger Sub and the Stockholder Representative, this Agreement constitutes a valid and binding obligation of Company enforceable against Company in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

4.4                               No Conflict; Governmental Approvals.

(a)           Assuming that all Approvals described on Schedule 4.4 have been obtained and all filings and notifications listed on Schedule 4.4 have been made, the execution, delivery and performance of this Agreement by Company do not and will not (i) violate, conflict with or result in the breach of any provision of the Charter Documents of Company or any of its Subsidiaries, (ii) conflict with or violate in any respect any Order or Legal Requirement applicable to Company or any of its Subsidiaries, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Assets pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which Company or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, other than in the case of clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, cancellations or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or any of its Subsidiaries.

(b)           Except for acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware, the execution, delivery and performance of this Agreement and the other Transaction Agreements by Company, or the consummation or performance of the Transactions, do not and will not require any Approval of or Order of any Governmental Body or any other Person, including a novation under any Contract with a Governmental Body.

4.5                               Financial Statements; Undisclosed Liabilities.

(a)           Financial Statements.  Company has delivered or made available to Purchaser the Financial Statements.  Except as set forth on Schedule 4.5(a), (i) all the Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with past practice other than the absence of footnotes and normal year-end adjustments with respect to the unaudited financial statements included in the Financial Statements, and (ii) the statements of operations and cash flow contained in the Financial Statements present fairly in all material respects the results of operations and cash flows of Company and its Subsidiaries for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of Company and its Subsidiaries as of their respective dates.  Since the Balance Sheet Date, there has been no change in any of the significant accounting policies, practices or procedures of Company and its Subsidiaries.  Company and its Subsidiaries maintain(s) a system of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization and (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets

(b)           No Undisclosed Liabilities.  Neither Company nor any of its Subsidiaries has any Liability that would be required to be set forth in its financial statements under GAAP, except the Liabilities (i) that are accrued for or reserved against in the Most Recent Balance Sheet, consistent with past practice, (ii) that have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which is a liability for breach of Contract, breach of warranty, tort, infringement or violation of Law), (iii) which are reasonably apparent in, and are required to be performed only after the date of this Agreement under, Contracts described in Schedule 4.8 or under Contracts entered into in the Ordinary Course of Business which are not required to be disclosed thereon solely due to specified dollar thresholds or other limitations, in each case for this Section 4.5(b) (A) not including Liabilities for defaults or breaches of such Contracts and (B) provided that the Liabilities under such Contracts were not required to be set forth on the Most Recent Balance Sheet as determined in accordance with GAAP or (iv) that are otherwise disclosed on Schedule 4.5(b).

4.6                               Absence of Certain Changes or Events.

Except as set forth on Schedule 4.6, since the Balance Sheet Date, Company and each of its Subsidiaries has operated the Business only in the Ordinary Course of Business, and there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries.  By way of example and not limitation of the foregoing, except as set forth on Schedule 4.6, since the Balance Sheet Date, Company and each of its Subsidiaries has not:

(a)           Changed its authorized or issued Capital Stock;

(b)           Transferred or licensed to any Person or otherwise extended, amended or modified any material rights to the Company IP other than in the Ordinary Course of Business, or entered into grants to transfer or license to any Person future patent rights other than in the Ordinary Course of Business, provided that Company or any of its Subsidiaries did not, in any event, license on an exclusive basis or sell any of Company IP;

(c)           Declared, set aside or paid any dividends on or made any other distributions (whether in cash, Capital Stock or property) in respect of any Capital Stock or split, combined or reclassified any Capital Stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any Capital Stock;

(d)           Purchased, redeemed or otherwise acquired, directly or indirectly, any shares of Capital Stock of Company or any of its Subsidiaries;

(e)           Issued, delivered, sold, authorized, pledged or otherwise encumbered any shares of Capital Stock (other than issuance of shares of Company Capital Stock pursuant to the exercise of outstanding Company Options and Company Warrants), or subscriptions, rights, warrants or options to acquire any shares of Capital Stock, or entered into other agreements or commitments of any character obligating it to issue any such Capital Stock;

(f)            Caused, permitted or proposed any amendments to Company’s or any of its Subsidiaries’ Charter Documents;

(g)           Suffered any material damage, destruction or loss, whether covered by insurance or not, adversely affecting Company’s or any of its Subsidiaries’ Assets;

(h)           Other than agreements for “at will” employment, entered into any employment, severance, bonus, deferred compensation, change of control or retention agreement with any employee of Company or any of its Subsidiaries;

(i)            Other than this Agreement and in the Ordinary Course of Business, any entry into any commitment or transaction with an aggregate value of at least $100,000 to Company or any of its Subsidiaries (including but not limited to, any borrowing, sale, lease, assignment, pledge, mortgage or other disposition of a material asset (including Company’s or any of its Subsidiaries’ Assets) or material amount of assets (including Company’s or any of its Subsidiaries’ Assets) or capital expenditure in a material amount);

(j)            Incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another Person, issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of its Subsidiaries, entered into any “keep well” or other agreement to maintain any financial statement condition or entered into any arrangement having the economic effect of any of the foregoing;

(k)           Adopted a new Employee Benefit Plan, materially amended an existing Employee Benefit Plan other than as required by applicable Law, entered into any collective bargaining agreement, or taken any action to accelerate, amend or change the period of vesting or exercisability of stock options, restricted stock or other equity awards other than as required by applicable Law, or re-priced stock options granted under any Employee Benefit Plan or authorized cash payments in exchange for any stock options or restricted stock granted under any such Employee Benefit Plan;

(l)            Paid or promised any “stay put”, retention, or other special bonus or remuneration to any director or Senior Employee in excess of $10,000, or increased the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers or Senior Employees (other than annual salary raises in accordance with past practice and in Company’s Ordinary Course of Business) in excess of $10,000;

(m)          Entered into any transaction with any director, Senior Employee, Stockholder or Affiliate of Company or any of its Subsidiaries, other than employment agreements or other Contracts made in the Ordinary Course of Business on terms no less favorable than those that would have been obtained at an arms-length basis with a non-affiliated party;

(n)           Hired, promoted, demoted or terminated or made any other material changes to the employment status or title of, any Senior Employee of Company or any of its Subsidiaries, except in the Ordinary Course of Business;

(o)           Other than in accordance with GAAP, revalued any of its Assets, reduced or reversed any reserves, including without limitation, reserves for accounts receivable, work in progress and warranties, or made any change in accounting methods, principles or practices;

(p)           Made any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its Subsidiaries or settle or compromise any material income Tax liability;

(q)           Taken any other action that (i) would reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries; (ii) would reasonably be expected to breach Company’s obligations hereunder, or (iii) would reasonably be expected to prevent the fulfillment of the conditions to closing in Section 9 and Section 10 hereof;

(r)            Been named as a party to any claim, charge, grievance or other Action filed with any Governmental Body by any current or former employee, Governmental Body or any workers’ representative organization, bargaining unit or union regarding any unfair labor practice, claim of wrongful discharge or other unlawful employment or labor practice or action;

(s)           Received any notice of termination or failed to renew any Insurance Policy of Company or any of its Subsidiaries;

(t)            Commenced, settled or named a party to, or threatened in writing to commence or name a party to, any lawsuit, arbitration or other Action with respect to Company or any of its Subsidiaries or relating to the Business or the Assets of Company and its Subsidiaries; or

(u)           Agreed in writing or otherwise to take any of the actions described in Section 4.6(a) through (t) above.

4.7                               Taxes.

(a)           Company has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable laws.  The Company has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable.  The unpaid Taxes of Company for Tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of Company for all Tax periods commencing after the date of the Most Recent Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods.

(b)           The Company has properly filed on a timely basis any required filing of a Report of Foreign Bank and Financial Account on IRS Form TD F 90-22.1, and all such reports are true, correct and complete in all material respects and were prepared in compliance with all applicable laws.

(c)           All Taxes that Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body, and Company has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(d)           Company has never been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Company.  Company (i) has no actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Company and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(e)           The Company has delivered or made available to Purchaser (i) complete and correct copies of all Tax Returns of Company, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Body relating to Tax incentives of Company.

(f)            No examination or audit or other action of or relating to any Tax Return of Company by any Governmental Body is currently in progress or, to the Knowledge of Company, threatened or contemplated.  No deficiencies for Taxes of Company have been or are expected by Company to be claimed, proposed or assessed by any Governmental Body since December 31, 2010.  The Company has not been informed in writing by any jurisdiction in which Company did not file a Tax Return that the jurisdiction believes that Company was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction.  Company has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(g)           Company (i) has not been required to make a basis reduction pursuant to former Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b); (ii) is not and has not been required to redetermine or reduce basis pursuant to Treasury Regulation Section 1.1502-36(b) or (c) or to reduce any attributes under Treasury Regulation Section 1.1502-36(d); and (iii) has not incurred (or been allocated) any dual consolidated loss within the meaning of Section 1503 of the Code.

(h)           None of the assets of Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code or directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(i)            Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax law), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) the cash method of accounting or the percentage of completion method of accounting or (vii) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.  Any method of accounting adopted by the Company for income tax purposes has been in compliance with the Code, Treasury Regulations promulgated thereunder and any applicable provision of any Tax law.

(j)            Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(k)           Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(l)            There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of Company, other than with respect to Taxes not yet due and payable.

(m)          Schedule 4.7(m) sets forth each jurisdiction (other than United States federal) in which Company files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent written notices or communications of any kind requesting information relating to Company’s nexus with such jurisdiction.  Schedule 4.7(m) lists all Tax Returns (and their respective due dates without regard to extensions) required to be filed by Company for periods beginning before the Closing Date that have not been filed on or before the Closing Date.

(n)           Company (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has not made a check-the box election under Section 7701, (iii) is not a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) and (iv) is not a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(o)           Company does not have and has not had a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(p)           All related party transactions involving Company are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax law.  The Company has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax law.

(q)           Company has not engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation section 301.6111-2(b)(2) or any analogous provision of state or local law.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  The Company has never filed and has never been required to file either IRS Form 8275 or IRS Form 8275-R.

(r)            There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of Company that, individually or collectively, could give rise to the payment by Company of any amount that would not be deductible by reason of Section 162(a)(1) or Section 280G of the Code.

(s)           Company has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(t)            Company is not a party to a gain recognition agreement under Section 367 of the Code.

(u)           Company does not have any Indebtedness that (i) was “corporate acquisition indebtedness” as defined in section 279 of the Code; (ii) bore interest any portion of which was “disqualified interest” as defined in section 163(j)(3) of the Code, or (iii) was an “applicable high yield discount obligation” as defined in section 168(i)(1) of the Code.

(v)           Schedule 4.7(v) lists the net operating losses, tax credit carryovers and other Tax attributes of the Company.  The Company has delivered to Purchaser all information reasonably available to the Company that is reasonably necessary for Purchaser to determine whether there has been any change in ownership of the Company within the meaning of Section 382(g) of the Code since the earliest date of incorporation of the Company or any of its predecessors.  The Company makes no representation or warranty regarding whether its net operating losses or other Tax attributes are subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations.

4.8                               Material Contracts.

Schedule 4.8 sets forth a list of all of the following Contracts to which Company or any of its Subsidiaries is a party or by which it is bound (collectively, the “Material Contracts”):

(a)           Any Contract for the furnishing of services to or by Company or any of its Subsidiaries or otherwise related to the Business under the terms of which Company or any of its Subsidiaries:  (A) is required to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ending December 31, 2012 or (B) is required to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such Contract and, in each case, cannot be canceled by Company or any of its Subsidiaries without penalty or further payment and without more than sixty (60) days’ notice;

(b)           Any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(c)           Any Contract that entitles any director or Senior Employee to any severance, change in control, deferred compensation, retention, “stay put”, or “golden parachute” payments upon consummation of the Transactions, termination of employment or expiration of such Contract;

(d)           Any mortgages, indentures, guarantees, loans or credit agreements, pledges, security agreements, or other agreements or instruments relating to the borrowing of money, by Company or any of its Subsidiaries or extension of credit to Company or any of its Subsidiaries;

(e)           Any Contracts that limit or restrict (i) Company or any of its Subsidiaries, or to Company’s Knowledge, any of Company’s respective Senior Employees, from engaging in any business, (ii) anyone other than Company’s or any of its Subsidiaries’ Senior Employees from competing with Company or any of its Subsidiaries, or (iii) Company or any of its Subsidiaries from soliciting or hiring employees of any other entity;

(f)            Any powers of attorney or comparable delegations of authority granted by Company or any of its Subsidiaries other than in connection with assignments of rights to Intellectual Property filed with the United States Patent and Trademark Office;

(g)           Any Contract that is a joint venture, partnership, or other agreement (however named) involving a sharing of profits, losses, costs, or liabilities (other than cost plus agreements);

(h)           Any Contracts that are leases, rental or occupancy agreements, installments and conditional sale agreements, and other agreements affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except installment and conditional sales agreements having a value per item or aggregate payments annually of less than $25,000);

(i)            Any Contracts that are licensing agreements or other agreements with respect to (i) Intellectual Property in an amount exceeding $15,000 annually and (ii) Software in an amount exceeding $15,000 annually;

(j)            Any Contracts, other than Contracts with lump sum provisions, in an amount exceeding $50,000 annually with any Governmental Body or any Contract with any Governmental Body in an amount exceeding $25,000 annually and containing lump sum provisions;

(k)           Any Contracts between or among Company or any of its Subsidiaries, on the one hand, and any director, Senior Employee, Stockholder or any Affiliate of Company or any of its Subsidiaries, on the other hand, other than employment or other Contracts made in the Ordinary Course of Business on terms no less favorable than those that would have been obtained with a non-affiliated party;

(l)            Any Contract that is a guaranteed fixed price remediation Contract;

(m)          In addition to the foregoing, any other agreement, Contract or commitment that involves a commitment, expenditure, liability or value in excess of $25,000 annually, or $50,000 in the aggregate; or

(n)           Any other agreement, Contract or commitment that could reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries.

(o)           Complete and accurate copies of the Contracts appearing on Schedule 4.8, including all material amendments and supplements, have been delivered or made available to Purchaser.  Each Material Contract is valid and is the legally binding obligation of Company or its Subsidiaries, as the case may be.  Company and each of its Subsidiaries, as the case may be, has duly performed all its obligations thereunder in all material respects to the extent that such obligations to perform have accrued.  Except as set forth on Schedule 4.8, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any other party to a Contract with Company or any of its Subsidiaries, is in breach, violation or default under, and neither Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, Contracts or commitments to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound.  To Company’s Knowledge, no breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default under any Material Contract by any party or obligor thereto other than Company, any of its Subsidiaries or any Stockholder has occurred or as a result of this Agreement or performance thereof will occur, except for such breaches, defaults or events that could not reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries.  In addition, to the Knowledge of Company, there is no plan, intention or indication of any contracting party to any Material Contract to cause the termination, cancellation or modification of such Material Contract or to reduce or otherwise change its activity thereunder so as to materially adversely affect the benefits derived or expected to be derived therefrom by Company or its applicable Subsidiary.

4.9                               Real and Personal Property.

(a)           Neither Company nor any of its Subsidiaries owns, in whole or in part, any real property.

(b)           Schedule 4.9(b) accurately identifies, all of the real estate leases and subleases to which Company or any of its Subsidiaries is a party as of the date hereof (the “Leases”).  All Leases are in full force and effect, and none of Company or any of its Subsidiaries and, to Company’s Knowledge, any other party to a Lease, is in material default under any of such Lease nor is there any event which, with notice or lapse of time, or both, would constitute a material default by any party under any of the Leases.  Neither Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has Company or any of its Subsidiaries entered into with any other Person any sublease, license or other agreement that is material to Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of any real property that is the subject of the Leases (the “Real Property”).  Company or any of its Subsidiaries has a valid leasehold interest free and clear of all Encumbrances (other than Permitted Encumbrances) with respect to the Real Property.  True and complete copies of the Leases have been provided or made available to Purchaser, together with any amendments, modifications or supplements thereto, and the same constitute the valid and binding obligations of Company or its Subsidiaries as tenants, as applicable, enforceable in accordance with their terms.  Except as set forth on Schedule 4.4, no Approval is required under the Leases in order to consummate the Transactions.

(c)           Company or its applicable Subsidiary owns, leases or has the legal right to use all Assets material to the Business, excluding any Intellectual Property or Technology

Assets.  Except as set forth on Schedule 4.9, Company has good title to or a valid leasehold or license interest in each material item of personal property that are part of the Assets used by it in conducting the Business (including good and marketable title to all material assets reflected on Company’s balance sheets), free and clear of any Encumbrance other than Permitted Encumbrances.  Except for Assets in transit in the Ordinary Course of Business, all material tangible personal property Assets are located on the Real Property and in the possession of Company or its Subsidiaries.

(d)           Immediately following the consummation of the Transactions, subject to obtaining the Approvals set forth on Schedule 4.4, Company or its applicable Subsidiary will continue to own, or lease, license or rent under valid and subsisting Contracts, or otherwise retain its respective interest in the Assets (excluding any Intellectual Property or Technology Assets) and will not incur any penalty or other adverse consequence, including any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the Transactions.

4.10                        Condition and Sufficiency of Tangible Assets.

The tangible Assets of Company and its Subsidiaries are in reasonably good condition and repair, and to Company’s Knowledge are adequate for the uses to which they are being put.  None of the tangible Assets that are material to the operation of the Business is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The tangible Assets are sufficient in all material respects for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing.

4.11                        Licenses, Permits and Authorizations.

Company and each of its Subsidiaries hold all material Licenses necessary to permit Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now owned, operated, used and maintained and to conduct the business of Company and its Subsidiaries as currently conducted (the “Company Licenses”).  Schedule 4.11 sets forth a list of all Company Licenses and all applications pending before any Governmental Body for the issuance of any Company Licenses or the renewal thereof.  Each Company License is valid and in full force and effect and there are no Actions by any Governmental Body pending, or to Company’s Knowledge, threatened that would reasonably be expected to result in the termination, revocation, suspension or restriction of any Company License or the imposition of any fine, penalty or other sanction or Liability for violation of any Law or Order relating to any Company License.  Company and its Subsidiaries are not in material default with respect to any of the Company Licenses.

4.12                        Intellectual Property and Software.

(a)           Schedule 4.12(a) lists all Registered IP owned by, or filed in the name of, Company or any of its Subsidiaries and all Registered IP licensed by Company or any of its Subsidiaries that is material to the conduct of the Business (the “Company Registered IP”) and any material proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered IP or Company IP.

(b)           Each item of Company Registered IP is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered IP have been paid and all necessary documents and certificates in connection with such Company Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered IP.  In each case in which Company or any of its Subsidiaries has acquired ownership of any Technology or Intellectual Property Rights from any Person, Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights to Company.  In accordance with applicable law, Company has recorded each such assignment of Registered IP with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(c)           All Company IP is fully transferable and licensable by the Company or its Subsidiaries, and following the Closing will be fully transferable and licensable by the Surviving Corporation and/or Purchaser, without restriction and without payment of any kind to any third party.

(d)           To the Knowledge of the Company, each item of Company IP, including all Company Registered IP listed in Schedule 4.12(a), and all Technology and Intellectual Property Rights licensed to Company or any of its Subsidiaries that is material to the conduct of the Business is free and clear of any Encumbrances other than those set forth on Schedule 4.12(d).  The Company or one of its Subsidiaries is the exclusive owner or exclusive licensee of all Company IP.

(e)           Neither Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company IP material to the conduct of the Business, to any other Person or (ii) permitted Company’s (or any of its Subsidiaries’) rights in any Company IP material to the conduct of the Business used in the Business to enter into the public domain.

(f)            Except for the Technology and Intellectual Property licensed to Company (or any of its Subsidiaries) pursuant to the in-bound licenses listed in Schedule 4.12(g) or 4.12(k), all Technology material to the Business was written and created solely by either (i) employees of Company (or any of its Subsidiaries) acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to Company (or one of its Subsidiaries) or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to Company (or one of its Subsidiaries).

(g)           The Company IP, together with all other Technology and Intellectual Property that is material to the Business and is nonexclusively licensed to Company (or any of its Subsidiaries) pursuant to the non-exclusive in-bound licenses listed in Schedule 4.12(g) or

4.12(k) (“Business-related IP”), constitutes all of the Technology and Intellectual Property Rights material to the conduct of the Business, including, without limitation, the design, development, marketing, manufacture, use, import and sale of any product, technology or service (including products, technology or services currently under development).  Except as set forth in Schedule 4.12(g), the Surviving Corporation will own or possess sufficient rights to all Business-Related IP immediately following the Closing Date that is material to the operation of the Business.

(h)           To the Company’s Knowledge, the operation of the Business, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any product, technology or service of Company (or any of its Subsidiaries) has not infringed or misappropriated, does not infringe or misappropriate, and immediately after the Closing will not infringe or misappropriate when conducted by Purchaser and/or the Surviving Corporation in the same manner currently conducted (as of the date of this Agreement) by Company and its Subsidiaries, any Intellectual Property Rights of any Person, violate any right to privacy or publicity, or constitute unfair competition or trade practices under the applicable Laws of any jurisdiction.  Neither Company nor any of its Subsidiaries has received notice from any Person claiming that the operation of the Business or any act, product, technology or service (including products, technology or services currently under development) of Company (or any of its Subsidiaries) or any Company IP allegedly infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the applicable laws of any jurisdiction (nor does Company have Knowledge of any basis therefor).

(i)            To the Knowledge of Company, no Person has infringed or misappropriated or is infringing or misappropriating any Company IP.

(j)            Company and its Subsidiaries have taken reasonable steps to protect Company’s rights in confidential information and trade secrets of Company (or any of its Subsidiaries) or provided by any other Person to Company (or any of its Subsidiaries).  Without limiting the foregoing, Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in Company’s standard forms and all current and former employees, consultants and contractors of Company have executed such an agreement in substantially the Company’s standard form.  To the Knowledge of the Company, no such employee, consultant or contractor is in violation of any term of such an agreement.

(k)           Neither Company, its Subsidiaries nor, to the Knowledge of the Company, any Person acting on the Company’s behalf, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code owned by Company (or any of its Subsidiaries) (“Company Source Code”).  To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of Company (or any of its Subsidiaries) of any Company Source Code.  Company Source Code includes any software source code or related proprietary or confidential information or algorithms of any Company IP.

(l)            The Company does not use any software or other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) in connection with any Company products or services that are provided on a software-as-a-service or similar basis, or that is otherwise incorporated into, combined with, or distributed in conjunction with any Company products or services (collectively, “Incorporated Open Source Software”) in such a manner that would give rise to (i) any rights in any third parties under any Company IP or (ii) any obligation to disclose or distribute any Company IP in source code form, to license any Company IP for the purpose of making derivative works, or to distribute any Company IP without charge.  The Company is currently in compliance with all material provisions of the applicable license agreements for all Incorporated Open Source Software.  With respect to Incorporated Open Source Software that is, to the Knowledge of the Company, incorporated into, combined with, or distributed in conjunction with any Company’s products or services, the Company has provided or made available copies of all such applicable license agreements to Purchaser.

(m)          Company and its Subsidiaries have taken reasonable steps to safeguard the information technology systems utilized in the operation of the Business, including the implementation of industry standard security measures designed to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to the Knowledge of the Company, to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

4.13                        Litigation; Compliance with Laws.

(a)           Except as set forth on Schedule 4.13, no Proceeding is pending or, to Company’s Knowledge, threatened, against Company or any of its Subsidiaries or any of the current or former Representatives of Company in their respective capacity as Representatives of Company or any of its Subsidiaries.  Neither Company or any of its Subsidiaries, is subject to any judgment, order or decree of any court, judicial authority or Governmental Body.  Schedule 4.13 sets forth a complete and correct list and description of all Proceedings made, filed or otherwise initiated by or against Company or any of its Subsidiaries, that are pending or have been resolved in the past two (2) years (and the terms of the resolution thereof have been made available to Purchaser).  Prior to the execution of this Agreement, Company has delivered or made available to Purchaser all responses of legal counsel for the Company to auditors’ requests for information delivered in connection with preparation of the audited Financial Statements (together with any updates provided by such counsel) regarding any Proceeding pending or threatened in writing against Company or any of its Subsidiaries.

(b)           Company and each of its Subsidiaries, and its predecessors and Affiliates have complied with all Laws applicable to it or to the operation of the Business in all material respects and no facts or circumstances exist which would reasonably be expected to cause Company or any of its Subsidiaries to violate or fail to comply with any such Laws in the future, except where any such violation or failure to comply would not have a Material Adverse Effect.  Neither Company nor any of its Subsidiaries has received any written notice from any court, judicial authority or Governmental Body asserting a failure, or possible failure, to comply with any such applicable Laws, the subject of which notice has not been conclusively resolved as required thereby or otherwise to the satisfaction of the party sending such notice.  Neither Company nor any of its Subsidiaries has been notified in writing or, to the Company’s Knowledge, orally, by any Governmental Body that it is under investigation with respect to violations of any such Laws.

4.14                        Insurance.

Schedule 4.14 sets forth a list of each insurance policy currently maintained by Company or any of its Subsidiaries, which policies are in full force and effect and provide insurance in such amounts and against such risks as Company reasonably has determined to be prudent in accordance with the conduct of the Business.  All premiums due and payable on the Insurance Policies have been paid in full by Company or any Company Subsidiary, as applicable, and Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of each Insurance Policy.  Except as set forth on Schedule 4.14, neither Company nor any of its Subsidiaries has received written notice of, or has any reason to believe there will be, any premium increase (other than consistent with past practice) under, cancellation or termination of, or intent to cancel, any Insurance Policy.  There are no claims pending under any Insurance Policy as to which the insurer has denied liability or is reserving its rights.  The Insurance Policies will remain in full force and effect and will not in any way be affected by or terminate by reason of the Transactions.

4.15                        Employee and Labor Matters.

(a)           Schedule 4.15(a) accurately sets forth, with respect to each employee of Company or any of its Subsidiaries employed as of the date of this Agreement:

(i)            The name of such employee and the date as of which such employee was originally hired by Company or its applicable Subsidiary;

(ii)           Such employee’s title;

(iii)          Such employee’s annualized compensation as of the date of this Agreement and bonuses or other incentive compensation, if any, for each of the past two (2) years;

(iv)          Such employee’s target incentive compensation for 2012 (commission and/or bonus, as applicable);

(v)           Such employee’s classification as exempt or non-exempt from applicable state or federal overtime Laws or regulations; and

(vi)          Such employee’s accrued vacation and/or paid time off.

(b)           Except as set forth in Schedule 4.15(b), no charge or complaint of employment discrimination or other similar charge or complaint has been made against Company or any of its Subsidiaries during the last three (3) years, or is pending or, to the Knowledge of the Company, threatened.

(c)           Except as set forth in Schedule 4.15(c), neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, project labor agreement, memorandum of understanding, letter agreement, side agreement, Contract or any other agreement or understanding with a labor union or labor organization.  To Company’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees or Representatives of Company or any of its Subsidiaries, nor is Company or any of its Subsidiaries subject to any charge, demand, union organizational activity, request for recognition, application for certification of a collective bargaining agent, petition or representation proceeding seeking to compel, require or demand it to recognize and/or bargain with any labor union or labor organization.  Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice and there is (i) no unfair labor practice charge or complaint pending against Company or any of its Subsidiaries or, to the Knowledge of Company threatened against Company or any of its Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Company or any of its Subsidiaries, or to the Knowledge of Company so threatened, (ii) no strike, labor dispute, slow down, walkout, picketing or work stoppage pending against Company or any of its Subsidiaries or, to the Knowledge of Company threatened against Company or any of its Subsidiaries, and (iii) no employee grievance pending under any previously-established Company grievance procedure.  There is no lockout of any employees of Company or any of its Subsidiaries, no such action is contemplated by Company or any of its Subsidiaries, and no event has occurred or circumstances exist that Company or any of its Subsidiaries believes could provide the basis for any work stoppage or other labor dispute with respect to employees of Company or any of its Subsidiaries.

(d)           Except as set forth in Schedule 4.15(d), Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to labor, labor relations or employment, including, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety, immigration control, drug testing, termination pay, vacation pay, fringe benefits, occupational safety and health, workers’ compensation, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and all other costs and expenses applicable thereto, and neither Company nor any of its Subsidiaries is liable for any arrearage, or any taxes, costs or penalties for failure to comply with any of the foregoing.  Without limiting the generality of the foregoing, neither Company nor any of its Subsidiaries has incurred a violation of COBRA or other applicable state insurance continuation law.  As of the Closing Date, Company will not be, nor has Company ever been, an enterprise subject to the Worker Adjustment and Retraining Notification Act or any similar state law (collectively referred to as “WARN”) and Company will not have incurred, nor will Company ever have incurred, any Liabilities under WARN.

4.16                        Employee Benefit Plans; ERISA.

(a)           Employee Benefit Plans.  Schedule 4.16(a) contains a list setting forth each:  (i) oral or written employment or consulting agreement to or under which Company is a party or has or may have any actual or contingent liability or obligation, and (ii) employee benefit plan, program or arrangement currently sponsored, maintained or contributed to by Company or any ERISA Affiliate, or with respect to which Company or any ERISA Affiliate has or may have any actual or contingent liability or obligation (including any such obligations under any terminated plan or arrangement), including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), multi-employer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option or other equity compensation plans, stock purchase plans, phantom stock plans, bonus plans, fringe benefit plans, life, health, dental, vision, hospitalization, disability and other insurance plans, employee assistance program, severance or termination pay plans and policies, and sick pay and vacation plans or arrangements, whether or not described in Section 3(3) of ERISA.  Each and every such plan, program, agreement or arrangement is hereinafter referred to as an “Employee Benefit Plan”.  For purposes of this Section, the term “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with Company would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.

(b)           Provision of Documents.  With respect to each material Employee Benefit Plan, Company has delivered or made available to Purchaser (i) current, accurate and complete copies of each such Employee Benefit Plan and all contracts relating thereto (including without limitation all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements and other material documents or instruments relating thereto), and in the case of any Employee Benefit Plan that is not in written form, an accurate description of all material aspects of that Employee Benefit Plan; (ii) copies of the most recent Internal Revenue Service determination letter (including copies of any outstanding requests for determination letters) or opinion letter with respect to each such Employee Benefit Plan which is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to qualify under Section 401(a) of the Code; (iii) in the case of any Employee Benefit Plan that includes a “cash or deferred arrangement” as defined in Section 401(k)(2) of the Code, copies of the non-discrimination testing results for that Employee Benefit Plan for the most recent plan year; (iv) copies of the three most recent Forms 5500 annual report and accompanying schedules, the most recent actuarial report (to the extent applicable), and the most recent summary plan descriptions and any summaries of material modifications thereto; and (iv) Forms 5310 and any related filings with the Pension Benefit Guaranty Corporation with respect to the last 6 plan years for each Employee Benefit Plan subject to Title IV of ERISA.

(c)           Compliance with Plan Terms and Law.  Except as specified on Schedule 4.16(c), with respect to each Employee Benefit Plan:  (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code; (ii) no actions, suits, claims or disputes are pending, or to the Company’s knowledge threatened; (iii) to the Company’s knowledge, no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all premiums, contributions, or other payments required to have been made by law or under the terms of any Employee Benefit Plan or any contract or agreement relating thereto as of the date of this Agreement have been made; (vi) all material reports, returns and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly and timely filed or distributed; and (vii) no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code.

(d)           Qualified Plans.  Except as specified on Schedule 4.16(d), with respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code:  (i) the Internal Revenue Service has issued a favorable determination letter or opinion letter or advisory letter upon which Company is entitled to rely under Internal Revenue Service pronouncements, that such plan is, and such plan and its related trust are in fact, qualified under Section 401(a) of the Code and the related trusts are exempt from federal income tax under Section 501(a) of the Code; (ii) no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter, opinion letter or advisory letter, or application therefor, in any respect which would reasonably be expected to adversely affect its qualification, or materially increase its costs; (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30-day notice requirement has been waived; and (iv) all contributions to the plan and all payments under the plan and all payments with respect to the plan for any period ending before the date of this Agreement that are required to be made before the date of this Agreement have been made before the date of this Agreement, and all of such contributions and payments that are not due as of the date of this Agreement, but will be required to be made are properly accrued and reflected on the Financial Statements.

(e)           Defined Benefit Plans; Multi-employer Plans; Multiple Employer Plans.  Except as specified on Schedule 4.16(e), neither Company nor any ERISA Affiliate maintains or contributes to or has any obligation or liability under a (i) “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, or a plan that is subject to the requirements of Section 412 of the Code or Title IV of ERISA, (ii) a multiple employer plan as defined in Section 413(c) of the Code and/or (iii) a “multiemployer plan” as described in Section 3(37) of ERISA or Section 414(f) of the Code.

(f)            Welfare Plans.  Except as specified on Schedule 4.16(f), (i) Company is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA (“Welfare Plan”) to provide medical or death benefits with respect to any employee or former employee of Company or its predecessors after termination of employment, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable law; (ii) Company has complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder; and (iii) no Welfare Plan that is a group health plan is a self-insured plan.

(g)           Other Liabilities.  Except as specified on Schedule 4.16(g), (i) Company is not and will not be obligated to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual, and (ii) the transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable by Company being classified as an excess parachute payment under Section 280G of the Code.

(h)           Section 409A.  Each Employee Benefit Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated in compliance with the provisions of Section 409A of the Code and the treasury regulations and IRS guidance promulgated thereunder.

4.17                        Transactions with Affiliates.

Except as set forth on Schedule 4.17, no director, officer or other Affiliate of Company or any of its Subsidiaries or, to Company’s Knowledge, any Person with whom any such director, officer or other Affiliate or associate has any relation by blood, marriage or adoption, or, to Company’s Knowledge, any Entity in which any such director, officer or other Affiliate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by all such persons) has any interest in (a) any Material Contract with Company or any of its Subsidiaries, or relating to the Business, including any Material Contract for or relating to Indebtedness of Company or any of its Subsidiaries, or (b) any property, including Intellectual Property and Real Property, used in the Business.

4.18                        No Brokers or Finders.

Except as set forth on Schedule 4.18, no Person engaged by or acting on behalf of any of the Stockholder or Company or any of their respective Subsidiaries or Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transaction.

4.19                        Powers of Attorney.

Except as set forth on Schedule 4.19, there are no outstanding powers of attorney executed on behalf of Company or any of its Subsidiaries.

4.20                        Receivables; Customer Backlog.

(a)           All accounts receivable of Company and each of its Subsidiaries as reflected on the Most Recent Balance Sheet and, as of the Closing, as reflected on the Estimated Closing Date Balance Sheet (collectively, the “Company Accounts Receivable”) represent or will represent at Closing valid obligations arising from services actually performed by Company in the Ordinary Course of Business and the reserves against the Company Accounts Receivable for bad debt and returns have been calculated in accordance with GAAP and consistent with the past practice of Company.  There is no contest, claim or right of set-off, other than refunds in the Ordinary Course of Business, in any Contract with any maker of a Company Account Receivable relating to the amount or validity of such Company Account Receivable.  Schedule 4.20(a) contains a complete and correct list of all Company Accounts Receivable as of the date of the

Most Recent Balance Sheet, which list sets forth the aging of each Company Account Receivable since the last date of payment upon such receivable.  Schedule 4.20(a) sets forth the standard billing practices of Company and its Subsidiaries with respect to services provided by Company and its Subsidiaries.

(b)           Schedule 4.20(b) sets forth the Company’s backlog of outstanding customer purchase orders for the Company’s products and services. (the “Backlog Schedule”).  Except as set forth on Schedule 4.20(b), all such outstanding customer purchase orders included in the Backlog Schedule have been entered at prices and upon terms and conditions consistent with past practice, and the completion of such orders would not reasonably be expected to have a Material Adverse Effect on the Company.  The Company has not been informed by any customer that any material order included in the Backlog Schedule is likely to be cancelled or terminated prior to its completion.

4.21                        FDA and Regulatory Matters.

(a)           There are no products manufactured, tested, developed, processed, labeled, stored, tracked, distributed, marketed or serviced by or on behalf of Company or its Subsidiaries, which are subject to the jurisdiction of the FDA or any other similar foreign Governmental Body or which are included in an article manufactured by another which article is subject to FDA jurisdiction or any other similar foreign Governmental Body.

(b)           To the Knowledge of Company, (i) no officer, employee or agent of Company or the Subsidiary has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke with respect to Company or the Subsidiary its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy and (ii) no officer, employee or agent of Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a or any similar Law or authorized by 21 U.S.C. Section 335a or any similar Law, and (iii) neither Company nor any of its Subsidiaries is the subject of any pending or threatened investigation by the FDA pursuant to the FDA’s Application Integrity Policy (as described in the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” and any amendments thereto).

(c)           Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the privacy and security of patient identifiable healthcare information and personal data, including applicable Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, the Health Information Technology for Economic and Clinical Health Act, as set out in Div. A, Title XIII of the America Recovery and Reinvestment Act of 2009, Pub. L. No. 111-5, 123 Stat. 115, 226 et seq. (Feb. 17, 2009), and any rules or regulations promulgated thereunder (collectively, the “Healthcare Information Laws”).  Neither Company nor any of its Subsidiaries has received any written inquiry from the U.S. Department of Health and Human Services or any other Governmental Body regarding the Company’s or any of its Subsidiaries’ compliance with Healthcare Information Laws.  No complaint has been filed with the U.S. Department of Health and Human Services or any other Governmental Body regarding the Company’s or a Subsidiary’s compliance with Healthcare Information Laws.

4.22                        Restrictions on Business Activities.

There is no Order binding upon Company or any of its Subsidiaries that has, or would reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries.

4.23                        Corporate Records.

The minute books of Company and the Subsidiaries reflect accurately all significant actions taken by the Stockholders and directors of Company and the Subsidiaries.  The stock record books of the Company and the Subsidiaries reflect accurately all transactions involving any of the capital stock of Company or any Subsidiary.

4.24                        Foreign Corrupt Practices.

(a)           Neither Company nor any of its Subsidiaries, nor, to Company’s Knowledge, any of their respective directors, officers, agents or employees or any other Person affiliated with or acting for or on the behalf of Company or any of its Subsidiaries has taken any action that would cause Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the Anti-Kickback Act of 1986 (the “Anti-Kickback Act”), the UK Bribery Act of 2010, (“UK Bribery Act”), laws restricting the payment of contingent fee arrangements, or any applicable laws of similar effect.

(b)           There is no Proceeding by any Governmental Body with respect to a violation of the FCPA, Anti-Kickback Act or UK Bribery Act that is now pending or, to Company’s Knowledge, has been asserted or threatened with respect to Company or any of its Subsidiaries or the Business.

(c)           Neither Company nor any of its Subsidiaries has in the past three (3) years made any voluntary disclosure with respect to a possible violation of the FCPA, Anti-Kickback Act or UK Bribery Act.

4.25                        Bank Accounts.

Schedule 4.25 sets forth a complete and accurate list of (i) all bank accounts and safe deposit boxes in the name of Company or any of its Subsidiaries and the names of all Persons authorized to draw thereon or to have access thereto, and (ii) all investment accounts Company or any of its Subsidiaries has with brokerage or other firms and the names of all Persons entitled to make investment decisions with respect to such accounts.

4.26                        Clients; Customers; Sales.

Schedule 4.26 sets forth a complete and accurate list of the top ten (10) clients and/or customers of Company and its Subsidiaries (taken as a whole), by revenue, for each of the fiscal year ended December 31, 2011 and the six months ended June 30, 2012.  Except as indicated in Schedule 4.26, to the Knowledge of the Company, none of the customers listed on Schedule 4.26 intends to cease doing business with Company or any of its Subsidiaries, or materially reduce the amount of the business that they are presently doing with Company or any of its Subsidiaries.  To the Knowledge of Company, the consummation of the Transactions will not have any Material Adverse Effect on the business relationship of Company or any of its Subsidiaries with any customer or client listed on Schedule 4.26.  Except as set forth on Schedule 4.26:  (i) since the date of the most recent audited balance sheet of Company in the Financial Statements, no client, customer or other Person has asserted or, to Company’s Knowledge, threatened to assert, in writing, any material claim against Company or any of its Subsidiaries (a) under or based upon any warranty provided by or on behalf of Company or any of its Subsidiaries, or (b) under or based upon any other warranty relating to any services performed by Company or any of its Subsidiaries; and (ii) to the Knowledge of Company, no event has occurred, and no condition or circumstance exists, that likely would give rise to or serve as a basis for the assertion of any such claim or any claim based on error and omission liability or other similar claim.

5.                                      REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub each represent and warrant to and for the benefit of Company, as follows:

5.1                               Organization and Authority of Purchaser and Merger Sub; Enforceability.

(a)           Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  The execution, delivery and performance of this Agreement and the other Transaction Agreements by Purchaser and Merger Sub, and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by their respective board of directors (including the board of directors of Purchaser in Purchaser’s capacity as the sole shareholder of Merger Sub), and no other corporate proceedings on the part of Purchaser or Merger Sub is necessary to approve this Agreement, the other Transaction Agreements or the Transactions.

(b)           This Agreement has been duly executed and delivered by Purchaser and Merger Sub, and assuming due authorization, execution and delivery by the Stockholder Representative and Company, this Agreement constitutes a valid and binding obligation of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

5.2                               No Conflict; Governmental Approvals.

(a)           Except for acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware, the execution, delivery and performance of this Agreement by

Purchaser and Merger Sub do not and will not (i) violate, conflict with or result in the breach of any provision of the Charter Documents of Purchaser or Merger Sub, (ii) conflict with or violate in any material respect any Law applicable to Purchaser or Merger Sub, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser or Merger Sub pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which Purchaser or Merger Sub is a party or by which any of the assets or properties is bound or affected, other than in the case of clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, cancellations or Encumbrances that could not reasonably be expected to have a Material Adverse Effect on Purchaser or Merger Sub.

(b)           Except for acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware, the execution, delivery and performance of this Agreement by Purchaser and Merger Sub do not and will not require any Approval of or Order by any Governmental Body or any other Person, except any filings or notifications with respect to federal or state securities Legal Requirements.

5.3                               Financial Capacity; Solvency.

Purchaser has sufficient immediately available funds to pay, in cash, the cash portion of the Merger Consideration and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the Transactions.  Upon consummation of the Transactions, neither Company nor Purchaser will be insolvent.

5.4                               Issuance of Purchaser Common Stock.

The shares of Purchaser Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities Laws and Legal Requirements.

5.5                               No Brokers or Finders.

No Person engaged by or acting on behalf of Purchaser or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transaction.

6.                                      PRE-CLOSING PERIOD COVENANTS OF COMPANY

6.1                               Access and Investigation.

Company shall ensure, and shall cause each Subsidiary to ensure, that at all times during the Pre-Closing Period:

(a)           Company and its Representatives will provide Purchaser and its Representatives with access, at reasonable times and upon reasonable notice from Purchaser to Company’s Representatives, to Company’s and each of its Subsidiaries’ premises and Assets, and to all existing books, records, Tax Returns, work papers and other documents and information relating to Company or any of its Subsidiaries and Company and its Representatives will provide Purchaser and its Representatives with copies (at Purchaser’s sole expense) of such existing books, records, Tax Returns, work papers and other documents and information relating to Company or any of its Subsidiaries as Purchaser may reasonably request in good faith; and

(b)           Company will provide Purchaser and its Representatives with reasonable access, upon reasonable notice and during normal business hours, to the officers, directors, employees and other Representatives of Company and each of its Subsidiaries; provided, however, that such access shall not unreasonably interfere with any of the business or operations of Company or any of its Subsidiaries or the duties of any such officer, director, employee or other Representative.

6.2                               Operation of Business.

Except for actions contemplated by this Agreement or as set forth in Schedule 6.2 of the Company Disclosure Schedules or otherwise consented to by Purchaser in writing, Company shall ensure, and shall cause each of its Subsidiaries to ensure, that during the Pre-Closing Period, Company and each of its Subsidiaries conduct their operations in the Ordinary Course of Business.  By way of example and not in limitation of the foregoing, Company shall ensure, and shall cause each of its Subsidiaries to ensure, that during the Pre-Closing Period Company and its Subsidiaries shall not do any of the actions set forth in Section 4.6 of this Agreement.

6.3                               Filings and Consents; Cooperation.

Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby.  Without limiting the generality of the foregoing, prior to the Closing, Company shall use commercially reasonable efforts to ensure, and cause each of its Subsidiaries to ensure, that:

(a)           each filing or notice required to be made or given by Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Transaction Agreements, or in connection with the consummation or performance of any of the Transactions is made or given as soon as commercially reasonably practicable after the date of this Agreement;

(b)           each Approval identified on Schedule 4.4 of the Company Disclosure Schedules as required is obtained as soon as commercially reasonably practicable after the date of this Agreement and remains in full force and effect through the Closing Date;

(c)           during the Pre-Closing Period, Company and its Representatives and each of its Subsidiaries cooperate with Purchaser and with Purchaser’s Representatives, and prepare and make available such documents and take such other actions as Purchaser may reasonably request in good faith, in connection with any filing, notice or Approval that Purchaser is required or elects to make, give or obtain; and

(d)           Company and its Representatives cooperate with Purchaser and its Representatives to mutually select a Paying Agent and negotiate a commercially reasonable paying agent agreement in good faith with such Paying Agent and Purchaser.

Notwithstanding any provision to the contrary in this Agreement, in no event shall the Company or any Equityholder be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any of the Approvals or any other consent or approval required in order to consummate the Merger and the other transactions contemplated by this Agreement pursuant to the terms of any Contract to which the Company is a party, with the exception of pre-payment penalties and the like under any Contracts with respect to Company Indebtedness which the parties agree are the responsibility of the Company and the Equityholders.

6.4                               Notification; Updates to the Company Disclosure Schedules.

(a)           As promptly as practicable upon Company obtaining Knowledge of the following (but no later than five (5) calendar days after obtaining such Knowledge and in any event prior to the Closing), Company shall notify Purchaser in writing of:

(i)            the discovery by Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Company in this Agreement;

(ii)           any event, condition, fact or circumstance that occurs or arises after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by Company in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii)          any breach of any covenant or obligation of Company during the Pre-Closing Period; and

(iv)          any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 9 or Section 10 impossible or unlikely.

(b)           If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.4(a) requires any material change in the Company Disclosure Schedules or if any such event, condition, fact or circumstance would require such a material change assuming the Company Disclosure Schedules were dated as of the Closing Date, then Company shall promptly deliver to Purchaser an update to the Company Disclosure Schedules specifying such change (a “Company Disclosure Schedule Update”).  No such Company Disclosure Schedule Update shall be deemed to supplement or amend the Company Disclosure Schedules for the purpose of determining whether any of the conditions set forth in Section 9 have been satisfied; provided, that if the Closing occurs, then such Company Disclosure

Schedule Update shall be deemed to amend the Company Disclosure Schedules for purposes of indemnification under Section 12.

6.5                               FIRPTA Certification.

Company shall furnish to Purchaser on or within thirty (30) days prior to the Closing Date certification in the form required by Treasury Regulation § 1.1445-2(c)(3) that the stock of Company or any of its Subsidiaries is not a U.S. real property interest (the “FIRPTA Certificate”).

6.6                               Approval of Agreement.

(a)           As soon as practicable and in any event within ten (10) Business Days from the date of this Agreement, Company shall obtain the Sufficient Stockholder Vote, either at a meeting of Company’s Stockholders or pursuant to a written stockholder consent, all in accordance with the DGCL and the Charter Documents of Company.  In connection with such meeting of Stockholders or written stockholder consent, Company shall submit to Stockholders the Information Statement.  Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (including the Information Statement) shall be subject to review and approval by Purchaser prior to distribution, such approval not to be unreasonably withheld or delayed, and shall also include the unanimous recommendation of the board of directors of Company in favor of the Merger, this Agreement, and the transactions contemplated hereby, and the conclusion of the Company’s board of directors that the terms and conditions of the Merger are fair and reasonable to the Stockholders.

(b)           In the event Company shall seek to obtain the Sufficient Stockholder Vote by written consent, promptly following receipt of written consents of its Stockholders constituting the Sufficient Stockholder Vote, Company shall deliver notice of the approval of this Agreement and the Merger by written consent of the Company’s Stockholders, pursuant to the applicable provisions of the DGCL and the Company’s Charter Documents (the “Stockholder Notice”), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the Stockholders of Company and that appraisal rights are available for their Company Capital Stock pursuant to the DGCL.

6.7                               Taxes.

From the date hereof through the Closing Date, except (i) as set forth on Schedule 6.7, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Purchaser, Company shall not request a Tax ruling, amend any Tax Return, file any Tax Return in a manner that is inconsistent with past custom and practice, make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, arbitration, investigation, audit controversy relating to the Taxes and except as required by applicable Law or GAAP, make any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return.

6.8                               No Negotiation.

(a)           During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 11 hereof, Company will not, and will cause its Affiliates and Representatives not to take, directly or indirectly, any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Purchaser or its Affiliates or Representatives) concerning any purchase of the Shares, any merger, acquisition, consolidation, recapitalization, liquidation, or dissolution involving the Stockholders or Company and its Subsidiaries, any sale of all or substantially all of the assets of Company and its Subsidiaries or similar transaction involving Company and its Subsidiaries (other than assets sold in the Ordinary Course of Business) (each such transaction being referred to herein as a “Proposed Acquisition Transaction”).  Company shall, and shall cause its Subsidiaries and their respective Representatives to, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Proposed Acquisition Transaction.

(b)           Before responding to any offer of a Proposed Acquisition Transaction (an “Acquisition Proposal”), Company shall (i) promptly notify Purchaser (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made, or any information is requested, with respect to any Proposed Acquisition Transaction, (ii) promptly notify Purchaser of the terms of any proposal that it may receive in respect of any such Proposed Acquisition Transaction, (iii) promptly provide Purchaser with a copy of the material terms of any such offer, if written, or a written summary in reasonable detail of such offer, if not in writing, and (iv) keep Purchaser informed of the status of such offer and the offeror’s efforts and activities with respect thereto.

(c)           Company hereby acknowledges and agrees that it shall be liable for any actions taken by any Person in violation of this Section 6.8.  Upon breach of any provisions of this Section 6.8, in addition to any other remedies to which Purchaser may be entitled at law or in equity, Purchaser shall be entitled to injunctive relief.  For the purposes of this Section 6.8, the parties agree that Purchaser would suffer irreparable harm, no adequate remedy at law would exist for Purchaser, and the Purchaser’s damages would be difficult to ascertain.

6.9                               Public Announcements.

Prior to the Closing, neither Company and its Subsidiaries nor the Stockholders shall, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), or except as required by Law, issue any press release or otherwise make any public statement or other public disclosure regarding this Agreement, the other Transaction Agreements or any of the transactions contemplated hereby or thereby.  If the Company, any of its Subsidiaries or any Stockholder is required by Law to issue such press release or otherwise make such public statement or disclosure, the Parties will consult with each other regarding the content thereof and cooperate in the making of such press release, public statement or other public disclosure.

6.10                        Payment of Transaction Expenses and Company Indebtedness.

As of the Closing, Company (or Purchaser on behalf of Company, at the Closing) shall have paid all Transaction Expenses and Company Indebtedness.  Notwithstanding the foregoing, Purchaser may elect to not require Company to pay the Gold Hill Indebtedness at or prior to the Closing by giving Company written notice of such election within five (5) Business Days of the date hereof. In the event Purchaser delivers written notice of such election, Company shall use commercially reasonable efforts to obtain Gold Hill’s consent to the Merger and the other transactions contemplated hereby.  Notwithstanding the foregoing, (i) in the event Gold Hill does not consent to the Merger and the other transactions contemplated hereby, Company (or Purchaser on behalf of Company, at the Closing) shall pay the Gold Hill Indebtedness at or prior to the Closing, and (ii) if Purchaser elects not require the payment of the Gold Hill Indebtedness at or prior to the Closing, no Equityholder shall have any liability with respect to the Gold Hill Indebtedness following the Closing.

7.                                      PRE-CLOSING PERIOD COVENANTS OF PURCHASER

7.1                               Filings and Consents; Cooperation.

Purchaser shall use commercially reasonable efforts to ensure that:

(a)           each filing or notice required to be made or given by Purchaser in connection with the execution and delivery of this Agreement, the Transaction Agreements, or in connection with the consummation or performance of any of the Transactions is made or given as soon as commercially reasonably practicable after the date of this Agreement;

(b)           each Approval required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Purchaser in connection with the execution and delivery of this Agreement, the Transaction Agreements, or in connection with the consummation or performance of any of the Transactions is obtained as soon as commercially reasonably practicable after the date of this Agreement and remains in full force and effect through the Closing Date;

(c)           during the Pre-Closing Period, Purchaser and its Representatives cooperate with Company and with Company’s Representatives, and prepare and make available such documents and take such other actions as Company may reasonably request in good faith, in connection with any filing, notice or Approval that Company is required to make, give or obtain; and

(d)           Purchaser and its Representatives cooperate with Company and its Representatives to mutually select a Paying Agent and negotiate a commercially reasonable paying agent agreement in good faith with such Paying Agent and Company.

7.2                               Privilege.

Neither Purchaser nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Purchaser or contravene any Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  Notwithstanding anything in this Agreement to the contrary, a factual description of any pending claim, demand or similar action shall not be considered subject to attorney-client privilege.

8.                                      POST-CLOSING COVENANTS.

8.1                               Taxes.

(a)           All Tax Returns required to be filed after the Closing Date with respect to Company and its Subsidiaries for any Pre-Closing Tax Period or any Straddle Period will be prepared by the Surviving Corporation.  With respect to any such Tax Return for Taxes, Purchaser shall provide the Stockholder Representative drafts of all such Tax Returns that relate to any Pre-Closing Tax Period or any Straddle Period allocable or apportioned to Equityholders for review, comment and approval at least twenty (20) days prior to the due date for the filing of each such Tax Return, including extensions.  In the event the Stockholder Representative disagrees with the draft Tax Returns provided by Purchaser, the Stockholder Representative shall, within ten (10) days of receipt of the relevant Tax Return, provide Purchaser with a written notice setting forth in reasonable detail the nature of such disagreement.  If a notice of disagreement shall be delivered by the Stockholder Representative, then the Stockholder Representative and Purchaser shall, during the five (5) days after such delivery, use their commercially reasonable efforts to reach agreement on the disputed Tax Returns.  If during such period, the Stockholder Representative and Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Accounting Referee to review this Agreement and the disputed items or amounts for the purpose of preparing final Tax Returns for filing (it being understood that in making such analysis, the Accounting Referee shall be functioning as an expert and not as an arbitrator).  The Accounting Referee shall deliver to the Stockholder Representative and Purchaser as promptly as practicable (but in any case no later than fifteen (15) days from the date of engagement of the Accounting Referee), a report setting forth such analysis of the disputed Tax Returns.  Such report shall be final and binding upon the Equityholders and Purchaser.  The cost of such review shall be borne by the loser, as determined by the Accounting Referee.  Purchaser and the Stockholder Representative shall, and shall cause their respective Representatives to, and Purchaser shall cause Company and its respective Representatives (including outside auditors) to, cooperate and assist in the preparation of the final Tax Returns and in the conduct of the review set forth in this Section 8.1(a), including making available, to the extent necessary, books, records, work papers and personnel.

(b)           The Stockholder Representative shall use commercially reasonable efforts to furnish or cause to be furnished, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

(c)           Company and Merger Sub, as the Surviving Corporation, agree to retain or cause to be retained all books and records pertinent to Company and its Subsidiaries until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any taxing authority.

(d)           Neither Purchaser nor any Affiliate of Purchaser, shall (i) amend, refile or otherwise modify, or cause or permit Company or any Subsidiary to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period), for any Pre-Closing Period without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld or delayed.

8.2                               Public Information.

With a view to making available to the recipients of Purchaser Common Stock hereunder the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit such a holder to sell securities of the Purchaser to the public without registration, Purchaser agrees to file with the SEC in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Exchange Act.

8.3                               Tail Policy.

Prior to the Closing Date, the Company shall purchase five (5)-year “tail” coverage with respect to its current directors and officers liability policy that will name the Surviving Corporation and the Company’s existing officers and directors as beneficiaries (the “Tail Policy”).  The Company shall prepay the full premium for the Tail Policy on or prior to the Closing Date.  The Surviving Corporation shall have no obligation to pay any additional premiums or increases, or any other amounts that may become due to maintain the Tail Policy in the form in which it exists on the Closing Date.

8.4                               Employee Matters.

(a)           Immediately following the Closing, Purchaser shall, or shall cause the Surviving Corporation to, provide each employee of the Company as of the Effective Time who continues as an employee of the Surviving Corporation (each a “Continuing Employee”) with (i) a salary or wage level substantially similar to the salary or wage level to which such individual was entitled immediately prior to the Closing and (ii) benefits, perquisites and other terms and conditions of employment substantially similar to (A) the benefits, perquisites and other terms and conditions of employment that such individual was entitled to receive immediately prior to the Closing or (B) the benefits, perquisites and other terms and conditions of employment to which similarly situated employees of Purchaser are entitled at such time.  Notwithstanding the foregoing, nothing in this Agreement shall (i) prevent the amendment or termination of any Employee Benefit Plan in accordance with its term, or interfere with the right or obligation of Purchaser or the Surviving Corporation to make such changes as are necessary to conform to applicable Law or (ii) limit the right of Purchaser or the Surviving Corporation to terminate the employment of any employee at any time.

(b)           For purposes of determining eligibility to participate, and to the extent that a Continuing Employee becomes eligible to participate or commences to participate in an employee benefit plan maintained by Purchaser or the Surviving Corporation, Purchaser shall cause such employee benefit plan to (i) recognize the service of such Continuing Employee with the Company or its Subsidiaries for purposes of eligibility, vesting, level of benefits and benefit accrual under such employee benefit plan to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Continuing Employee was a participant immediately prior to the Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the Company 401(k) plan immediately prior to the Effective Time, provided that (A) recognition of such service shall not be required to the extent that the service of employees other than Continuing Employees is not so recognized under such employee benefit plans and (B) such recognition of service shall not operate to duplicate any benefits payable to the Continuing Employee with respect to the same period of service, and (ii) with respect to any health, dental or vision plan of Purchaser or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Continuing Employee commences to participate, in the plan year that includes the year in which such Continuing Employee commences to participate, (x) cause any pre-existing condition limitations under such Purchaser or Subsidiary plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Continuing Employee participated immediately prior to such commencement of participation, and (y) recognize any medical or other health expenses incurred by such Continuing Employee in the year that includes the year in which such Continuing Employee commences to participate for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Purchaser or any of its Subsidiaries (including the Surviving Corporation).

9.                                      CONDITIONS PRECEDENT TO PURCHASER AND MERGER SUB’S OBLIGATION TO CLOSE

Purchaser and Merger Sub’s obligations to consummate the Merger and to take the other actions required to be taken by such Entity at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, except as otherwise provided herein, by Purchaser, in whole or in part, in accordance with Section 13.10):

9.1                               Accuracy of Representations.

The representations and warranties, taken as a whole without regard to any qualification for “material”, “materiality” or “Material Adverse Effect” in the applicable representation or warranty, made by Company in this Agreement were accurate in all material respects as of the date of this Agreement and, subject to Section 6.4, the representations and warranties, taken as a whole without regard to any qualification for “material”, “materiality” or “Material Adverse Effect” in the applicable representation or warranty, are accurate in all material respects as of the Closing Date; except those representations and warranties which address matters only as of a particular date, which shall remain accurate in all material respects as of such date.

9.2                               Performance of Obligations.

(a)           Company or the Stockholders, as the case may be, shall have executed and delivered each of this Agreement and the instruments and documents required to be executed and delivered in connection with the Transactions, and shall have performed, in all material respects, all actions required by Company or the Stockholders, as the case may be, pursuant to Section 6.

(b)           All of the other covenants and obligations that Company is required to comply with or to perform pursuant to this Agreement and the Transaction Agreements at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

9.3                               Board Consent; Stockholder Consent and Other Approvals.

The Company shall deliver or cause to be delivered to Purchaser on or before the Closing:

(a)           Copies of the resolutions of:

(i)            The board of directors of Company, authorizing and approving the execution, delivery and performance of the Transaction Agreements and the Transactions and recommending to the Stockholders the execution of this Agreement and the other Transaction Agreements and approving and recommending to the Stockholders the consummation of the Transactions, in accordance with all Legal Requirements; and

(ii)           The Stockholders representing at least ninety percent (90%) of the Shares entitled to vote (the “Sufficient Stockholder Vote”), ratifying or approving the execution of this Agreement and authorizing the execution, delivery and performance of the Transaction Agreements and the performance of the Transactions;

each certified by a Secretary, Assistant Secretary, or other appropriate officer of Company.

(b)           Each of the Approvals identified on Schedule 4.4 as required shall have been obtained and shall be in full force and effect; provided, however, that to the extent Purchaser shall waive a required Approval as a condition to Purchaser’s obligation to consummate the Merger, Purchaser shall not be entitled to submit a Claim for indemnification pursuant to Section 12 as a result of Company’s failure to obtain such Approval.

9.4                               Additional Documents.

In addition to the documents required to be received under this Section 9, Purchaser shall also have received the following documents at or prior to Closing:

(a)           a certificate (the “Company Closing Certificate”), executed by the Chief Executive Officer or Chief Financial Officer of Company, dated as of the Closing, certifying that, (A) the representations and warranties, taken as a whole without regard to any qualification for “material”, “materiality” or “Material Adverse Effect” in the applicable representation or warranty, made by Company in this Agreement were accurate in all material respects as of the date of this Agreement and, subject to Section 6.4, the representations and warranties, taken as a whole without regard to any qualification for “material”, “materiality” or “Material Adverse

Effect” in the applicable representation or warranty, are accurate in all material respects as of the Closing Date (except for those representations and warranties which address matters only as of a particular date (which shall remain accurate in all material respects as of such date)), (B) each of the covenants and obligations that Company is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in this Section 9 has been satisfied in all material respects;

(b)           the Closing Schedule;

(c)           the Estimated Closing Working Capital Statement;

(d)           the FIRPTA Certificate, duly executed by Company;

(e)           with respect to Company Indebtedness to be paid by Purchaser on behalf of Company at or prior to Closing, a payoff and release letter with respect to such Company Indebtedness; prepared UCC termination statements showing that the Encumbrances (other than Permitted Encumbrances) related to such Company Indebtedness will be terminated upon filing such statements and necessary authorization by such creditor or lender to file such UCC termination statements after payment in full of the amounts set forth in the related payoff and release letter;

(f)            with respect to Transaction Expenses to be paid by Purchaser on behalf of Company at or prior to Closing, a payoff and release letter with respect to such Transaction Expenses; and

(g)           certificates of good standing from the applicable Secretary of State for each jurisdiction in which Company or any of its Subsidiaries is organized or qualified to do business.

9.5                               No Proceedings.

Since the date of this Agreement, there shall not have been commenced or threatened in writing against Company or any of its Subsidiaries or any Person employed or controlled by Company or any of its Subsidiaries, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing or making illegal any of the Transactions or any of the Transaction Agreements, in each case, that would reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries.

9.6                               No Prohibition.

Neither the consummation nor the performance of any of the Transactions or any of the Transaction Agreements will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Purchaser or any Person affiliated with Purchaser (other than a shareholder of Purchaser in its capacity as a shareholder of Purchaser) to suffer any material and adverse consequence under, (a) any applicable Legal

Requirement or Order or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

9.7                               No Injunction.

There shall not be in effect any injunction that shall have been entered by a court of competent jurisdiction since the date of this Agreement prohibiting the Merger.

9.8                               Escrow Agreement.

Purchaser, Escrow Agent, and the Stockholder Representative shall have entered into the Escrow Agreement in the form attached hereto as Exhibit B.

9.9                               Restrictive Covenant Agreements.

Purchaser shall enter into restrictive covenant agreements with the Stockholders set forth on Schedule 9.9 in a form reasonably satisfactory to Purchaser.

9.10                        Termination of Stockholder Rights.

Purchaser shall have been furnished evidence reasonably satisfactory to it that all rights granted by Company to its Stockholders and in effect prior to the Closing, including but not limited to rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of the Effective Time.

9.11                        Amendment and Termination of Equity Incentive Plan, Company Options and Company Warrants.

The Equity Incentive Plan shall have been amended such that the In-the-Money Options and Warrants shall, at the Effective Time, be converted into the right to receive a portion of the Aggregate Options Payout Amount or Aggregate Options Warrant Amount, as applicable.  The Equity Incentive Plan shall have been terminated effective as of the Effective Time such that each outstanding option and warrant to purchase Company Capital Stock that is not an In-the-Money Option or In-the-Money Warrant shall have been exercised or terminated.

10.                               CONDITIONS PRECEDENT TO COMPANY’S OBLIGATION TO CLOSE

Company’s obligation to take the actions required to be taken by Company at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, except as otherwise provided herein, by Company, in whole or in part, in accordance with Section 13.10):

10.1                        Accuracy of Representations.

The representations and warranties, taken as a whole without regard to any qualification for “material”, “materiality” or “Material Adverse Effect” in the applicable representation or warranty, made by Purchaser and Merger Sub in this Agreement were accurate in all material respects as of the date of this Agreement and, subject to Section 7.1, the representations and warranties, taken as a whole without regard to any qualification for “material”, “materiality” or “Material Adverse Effect” in the applicable representation or warranty, are accurate in all material respects as of the Closing Date; except those representations and warranties which address matters only as of a particular date, which shall remain accurate in all material respects as of such date.

10.2                        Performance of Obligations.

All of the other covenants and obligations that Purchaser is required to comply with or to perform pursuant to this Agreement and the Transaction Agreements at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

10.3                        Board Consent and Additional Documents.

In addition to the documents required to be received under this Section 10, Company shall have received:

(a)           copies of resolutions of the board of directors of Merger Sub (or written consent in lieu thereof) certified by a Secretary, Assistant Secretary, or other appropriate officer of Merger Sub, authorizing the execution, delivery and performance of the Transaction Agreements and the performance of the Transactions; and

(b)           a certificate (the “Purchaser Closing Certificate”) executed by a senior officer of each of Purchaser and Merger Sub, dated as of the Closing, certifying that, (A) the representations and warranties, taken as a whole without regard to any qualification for “material”, “materiality” or “Material Adverse Effect” in the applicable representation or warranty, made by Purchaser and Merger Sub in this Agreement were accurate in all material respects as of the date of this Agreement and, subject to Section 7.1, the representations and warranties, taken as a whole without regard to any qualification for “material”, “materiality” or “Material Adverse Effect” in the applicable representation or warranty, are accurate in all material respects as of the Closing Date (except for those representations and warranties which address matters only as of a particular date (which shall remain accurate in all material respects as of such date)), (B) each of the covenants and obligations that Purchaser or Merger Sub is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in this Section 10 has been satisfied in all material respects.

10.4                        No Proceedings.

Since the date of this Agreement, there shall not have been commenced or threatened against Purchaser, or against any Person affiliated with Purchaser, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing or making illegal any of the Transactions, in each case, that could reasonably be expected to have a Material Adverse Effect on Purchaser.

10.5                        No Prohibition.

Neither the consummation nor the performance of any of the Transactions or any of the Transaction Agreements will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Stockholders to suffer any material and adverse consequences under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

10.6                        No Injunction.

There shall not be in effect any injunction that shall have been entered by a court of competent jurisdiction since the date of this Agreement prohibiting the Merger.

11.                               TERMINATION

11.1                        Termination Events.

This Agreement may be terminated prior to the Closing:

(a)           by Purchaser if after first providing Company with ten (10) Business Days prior written notice of such breach and a chance to cure, there exists a material breach of any covenant or obligation of Company (other than as a result of any failure on the part of Purchaser or Merger Sub to comply with or perform its respective covenants and obligations under this Agreement);

(b)           by Company if after first providing Purchaser with ten (10) Business Days prior written notice of such breach and a chance to cure, there exists a material breach of any covenant or obligation of Purchaser or Merger Sub (other than as a result of any failure on the part of Company to comply with or perform any covenant or obligation set forth in this Agreement);

(c)           by Purchaser or Company if the Stockholders representing at least ninety percent (90%) of the Shares entitled to vote do not approve or consent to the adoption of the Transaction Agreements and the consummation of the Transactions within fifteen (15) Business Days of the date of this Agreement;

(d)           by Purchaser if the Closing has not taken place on or before August 30, 2012 (other than as a result of any failure on the part of Purchaser or Merger Sub to comply or perform its respective covenants and obligations under this Agreement);

(e)           by Purchaser if Purchaser receives notice pursuant to Section 3.6(a) from holders of five percent (5%) or more of the Shares prior to the Effective Time, demanding appraisal of such Shares in accordance with Section 262 of the DGCL, and as of such date, none of such holders has effectively withdrawn or lost such holder’s right to such appraisal;

(f)            by Company if the Closing has not taken place on or before August 30, 2012 (other than as a result of any failure on the part of Company to comply or perform its covenants and obligations under this Agreement); or

(g)           by the mutual consent of Purchaser and Company.

11.2                        Termination Procedures.

If Purchaser wishes to terminate this Agreement pursuant to Section 11.1(a), (c), (d), (e), (g) or (h), Purchaser shall deliver to Company a written notice stating that Purchaser is terminating this Agreement and setting forth a reasonably detailed description of the basis on which Purchaser is terminating this Agreement.  If Company wishes to terminate this Agreement pursuant to Section 11.1(b), (c), (f) or (g), Company shall deliver to Purchaser a written notice stating that Company is terminating this Agreement and setting forth a reasonably detailed description of the basis on which Company is terminating this Agreement.

11.3                        Effect of Termination.

If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

(a)           the parties shall, in all events, remain bound by and continue to be subject to the applicable provisions set forth in Section 13; and

(b)           Sections 11.3 and 11.4 shall survive termination of this Agreement;

provided, however, that nothing in this Section 11.3 shall relieve any party from liability for breach of this Agreement and pursuit of Damages on account thereof.

11.4                        Exclusivity of Termination Rights.

Except as provided in Section 13.10, the termination rights provided in this Section 11 shall be deemed to be exclusive.  The parties shall not have any other or further Liabilities to or with respect to one another by reason of this Agreement or its termination; provided, however, that nothing in this Section 11.4 shall relieve any party from liability for breach of this Agreement and pursuit of Damages on account thereof.

11.5                        Termination Fee.

(a)           If this Agreement is terminated by Purchaser pursuant to Section 11.1(a) due to a breach by Company of its covenants and obligations pursuant to Section 6.8 hereof, then Company shall pay to Purchaser (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to Five Hundred Thousand Dollars ($500,000).

(b)           Company acknowledges and hereby agrees that the provisions of this Section 11.5 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Purchaser and Merger Sub would not have entered into this Agreement. If Company shall fail to pay in a timely manner the amounts due pursuant to this Section 11.5, and, in order to obtain such payment, Purchaser makes a claim against Company that results in a judgment against Company, Company shall pay to Purchaser the reasonable costs and expenses of Purchaser (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 11.5, at a rate per annum equal to ten percent (10%), calculated from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 365-day year.

12.                               INDEMNIFICATION, ETC.

12.1                        Survival of Representations and Covenants.

(a)           Except for the Specified Representations, which shall survive the Closing pursuant to the terms of Section 12.1(c), and except for claims involving fraud or intentional misrepresentation which shall survive the Closing and shall terminate on the date of expiration of the applicable statute of limitations, all representations and warranties of the parties hereunder shall survive the Closing and terminate on the date that is eighteen (18) months from the Closing Date (the “Indemnification Termination Date”).

(b)           The representations, warranties, covenants and obligations of the respective parties, and the rights and remedies that may be exercised by any of them, shall not be limited or otherwise affected by or as a result of any information furnished to (except as set forth in the Company Disclosure Schedules), or any investigation made by, or the Knowledge of, any of the parties or any of their Representatives.

(c)           “Specified Representations” as they relate to (i) Company and Equityholders shall mean the representations and warranties set forth in Sections 4.1, 4.2, 4.3 and 4.18 which shall survive the Closing and shall not terminate, and Section 4.7, 4.16 and 4.21, each of which shall survive the Closing and shall terminate on the date which is sixty (60) days after the expiration of the applicable statute of limitations period or periods, and (ii) Purchaser and Merger Sub, shall mean the representations and warranties set forth in Sections 5.1, 5.3 and 5.5 which shall survive the Closing and shall not terminate.

12.2                        Indemnification by Company and Equityholders.

(a)           Subject to the remainder of this Section 12.2 and Section 12.6, the Equityholders shall, severally in accordance with each such Equityholder’s Consideration Percentage and not jointly, hold harmless and indemnify Purchaser and the Surviving Corporation and each of their respective officers, directors, employees, agents and Representatives (collectively, the “Purchaser Indemnitees” and individually each a “Purchaser Indemnitee”) from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages, reduced by the amount of any Tax Benefit, which are suffered or incurred by any of the Purchaser Indemnitees (regardless of whether or not such Damages relate to any Third-Party Claim) arising out of or resulting from:  (i) any breach of any representation or warranty made by Company in this Agreement; (ii) any breach of any covenant or obligation of Company under this Agreement; (iii) any Pre-Closing Taxes; (iv) any Transaction Expense or

Company Indebtedness not set forth on the Closing Schedule; and (v) any amounts paid by Purchaser or the Surviving Corporation with respect to Dissenting Shares but only to the extent such amounts (in the aggregate) exceed the Dissenting Share Consideration.  Notwithstanding the foregoing, with respect to Claims satisfied by recourse to the Indemnification Holdback, such indemnification shall be several in accordance with each such Equityholder’s Escrow Percentage and subject to the priority set forth in Section 1.4(d) and not joint.

(b)           After the Closing, the Equityholders shall not be required to indemnify any Purchaser Indemnitee with respect to any Claim for indemnification pursuant to Section 12.2(a)(i), unless and until the Purchaser Indemnitees have paid or incurred Damages (on an aggregated basis) subject to indemnification pursuant to this Agreement in excess of One Hundred Seventeen Thousand Five Hundred Dollars ($117,500) (the “Basket Amount”), in which case such Purchaser Indemnitee shall be entitled to recover only such Damages (on an aggregate basis) from the first dollar exceeding the Basket Amount, up to and not exceeding, the Indemnification Holdback.  Notwithstanding the foregoing, Damages resulting from a breach of the Specified Representations by Company, and Claims based on fraud or intentional misrepresentation committed by Company shall not be subject to such Basket Amount limitation and shall not be limited to the remaining Indemnification Holdback.

(c)           Notwithstanding anything to the contrary in this Agreement, (A) recovery of portions of the Indemnification Holdback shall constitute the sole and exclusive recourse and remedy of any Purchaser Indemnitee for satisfying the indemnification obligations of the Equityholders under this Section 12, other than in the case of (i) fraud or intentional misrepresentation committed by the Company, and (ii) breach of any of the Specified Representations by the Company, and (B) in no event shall the maximum aggregate liability of any Equityholder with respect to the indemnification obligations under this Section 12 exceed the sum of (i) the value of the shares of Purchaser Common Stock actually received by such Equityholder hereunder (as valued on the Closing Date), and (ii) the cash portion of the Merger Consideration actually received by such Equityholder hereunder (including such portions of the Indemnification Holdback, the Working Capital Holdback, and the Administrative Account allocated to such Equityholder), except for Claims for fraud against an Equityholder, which Claim shall be pursued only against the Equityholder actually committing such fraud.

(d)           Upon exhaustion or release of the Indemnification Holdback in accordance with this Agreement and the Escrow Agreement, any indemnification obligations of the Equityholders for which the Indemnification Holdback is not the sole and exclusive recourse and remedy of the Purchaser Indemnitee pursuant to this Section 12 shall be several and not joint and shall be allocated among the Equityholders solely based on their respective Consideration Percentages; provided, that in the event of any Claim for fraud against an Equityholder, such Claim shall be pursued only against the Equityholder actually committing such fraud.

12.3                        Indemnification by Purchaser and the Surviving Corporation.

(a)           Subject to the remainder of this Section 12.3 and Section 12.6, Purchaser covenants and agrees to defend, indemnify and hold harmless the Equityholders and their Representatives, heirs and successors (collectively, the “Company Indemnitees” and individually each a “Company Indemnitee”) from and against, and shall compensate and reimburse each of the Company Indemnitees for, any Damages which are suffered or incurred by any of the Company Indemnitees (regardless of whether such Damages relate to any Third-Party Claim), arising out of or resulting from:  (i) any breach of any representation or warranty made by Purchaser or Merger Sub in this Agreement; or (ii) any breach of any covenant or obligation of Purchaser or Merger Sub contained in this Agreement.

(b)           After the Closing, Purchaser shall not be required to indemnify any Company Indemnitee with respect to any Claim for indemnification pursuant to Section 12.3(a), except with respect to Claims based on fraud or intentional misrepresentation committed by Purchaser, unless and until the Company Indemnitees have paid or incurred Damages (on an aggregated basis) subject to indemnification pursuant to this Agreement in excess of the Basket Amount, in which case such Company Indemnitee shall be entitled to recover only such Damages (on an aggregated basis) from the first dollar exceeding the Basket Amount.  Notwithstanding the foregoing, Damages resulting from a breach of Specified Representations by Purchaser and Claims based on fraud or intentional misrepresentation by Purchaser shall not be subject to such Basket Amount limitation.

12.4                        Procedures Relative to Indemnification.

(a)           Notice.  In the event that any party hereto shall claim that it is entitled to be indemnified, defended or held harmless pursuant to the terms of this Section 12 (each, a “Claim”), such party (the “Indemnified Party”) shall promptly (but in no event in more than twenty (20) Business Days of after the Indemnified Party becomes aware of such Claim notify the party or parties against which the Claim is made (the “Indemnifying Party”) in writing (a “Claim Notice”) of such Claim, provided, however, that failure to provide such notice will not release the Indemnifying Party from its obligations hereunder except if and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby.  Where the Claim is based upon any claim of a third party (a “Third-Party Claim”), the Indemnified Party shall deliver the Claim Notice promptly after the Indemnified Party receives notice of any action, Legal Proceeding, demand or assessment or otherwise has received notice of matters that would reasonably be expected to result in a Third-Party Claim.  Where the Claim is not based upon any claim of a third-party (an “Internal Claim”), the Indemnified Party shall deliver the Claim Notice promptly after the Indemnified Party becomes aware of matters that would reasonably be expected to result in an Internal Claim.  A Claim Notice (i) shall specify the breach of representation, warranty, agreement or covenant claimed by the Indemnified Party, (ii) shall describe the matters underlying the Claim with reasonable specificity, (iii) if a written claim or demand has been made by a third party, shall include a copy of such claim or demand, together with any other written documentation provided by such third party, and (iv) if known, shall estimate with reasonable specificity the Damages to the Indemnified Party arising as a result of the Claim.

(b)           Third-Party Claims.  The following provisions shall apply to Third-Party Claims of the Indemnified Party (including any form of Proceeding filed or instituted by any Governmental Body; provided, however, that in the case of any Tax Claim as addressed by Section 12.4(f) hereof, the provisions of Section 12.4(f) shall govern):

(i)            The Indemnifying Party shall have the right, upon receipt of the Claim Notice and at its expense, to defend such Third-Party Claim in its own name or, if necessary, in the name of the Indemnified Party if, within thirty (30) days from receipt of a Claim Notice the Indemnifying Party provides notice to the Indemnified Party that it intends to undertake such defense and acknowledges that the Claim is subject to full indemnification hereunder.  The Indemnified Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of the Indemnified Party, and the Indemnified Party shall have the right, at the Indemnified Party’s expense, to participate in the defense with counsel of its choice provided, however, that if, in the good faith opinion of the Indemnified Party’s counsel, representation by the Indemnifying Party’s counsel may present a conflict of interest, the Indemnified Party shall have the right to participate in the defense with counsel of its choice at the expense of the Indemnifying Party.  The Indemnifying Party shall have the right to settle and compromise such Third-Party Claim without the consent of the Indemnified Party; provided, however, the prior written consent of the Indemnified Party shall be required if (i) pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or its Affiliates or any of their respective Representatives, directors, shareholders, members, managers, employees, officers or agents, (ii) the relief provided is anything other than monetary damages paid in full by the Indemnifying Party (other than to the extent that, if applicable, the Basket Amount applies to such Claim) or (iii) such settlement does not expressly and unconditionally release the Indemnified Party and its Affiliates and each of their respective Representatives, directors, shareholders, members, managers, employees, officers or agents from all Liabilities and obligations with respect to such Claim, without prejudice.

(ii)           Notwithstanding anything contained in Section 12.4(b)(i) to the contrary, the Indemnifying Party shall be entitled to control, and the Indemnified Party shall not be entitled to have sole control over, the defense or settlement of any Third-Party Claim if all of the following conditions are satisfied:

i.              the Indemnifying Party shall acknowledge in writing that it shall be fully responsible for all Damages relating to such Third-Party Claim, which acknowledgement shall be deemed given by the Equityholders if given by the Stockholder Representative in its capacity as representative to the Equityholders;

ii.             the Indemnifying Party assumes the defense of such Third-Party Claim within thirty (30) days of receipt by the Indemnifying Party of notice of such Third-Party Claim and the Indemnifying Party must diligently defend such proceeding;

iii.            the Indemnifying Party must furnish the Indemnified Party with evidence that the financial resources of the Indemnifying Party, in the Indemnified Party’s reasonable judgment, are and will be sufficient to satisfy any Damages relating to such proceeding;

iv.            such proceeding shall not involve (A) criminal actions or allegations of criminal conduct by the Indemnified Party, (B) claims for specific performance or injunctive relief or (C) an attempt by the claimant to restrain or enjoin Purchaser, the Surviving

Corporation, or their respective Subsidiaries from engaging in their respective ongoing businesses; and

v.             there does not exist, in the Indemnified Party’s good faith judgment, based on the advice of outside legal counsel, a conflict of interest which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding.

(iii)          The Indemnifying Party shall have the right, within thirty (30) days from receipt of the Claim Notice, to notify the Indemnified Party that the Indemnifying Party disputes the Third-Party Claim that is the subject of indemnification hereunder.  If the Indemnifying Party does not timely notify the Indemnified Party of such dispute, then such Claim shall be deemed an indemnification obligation of the Indemnifying Party hereunder.

(iv)          In the event the Indemnifying Party shall notify the Indemnified Party that the Indemnifying Party does not wish to defend the Third-Party Claim or that it disputes that the Third-Party Claim is the subject of indemnification hereunder, then the Indemnified Party shall have the right to conduct a defense against such Third-Party Claim and shall have the right to settle and compromise such Third-Party Claim at the expense of the Indemnifying Party, but subject to the limitations set forth in this Section 12.

(c)           Internal Claims.  Upon receipt of a Claim Notice that does not involve a Third-Party Claim, the Indemnifying Party shall have thirty (30) days from the receipt of such Claim Notice to notify the Indemnified Party that the Indemnifying Party disputes such Claim.  If the Indemnifying Party does not timely notify the Indemnified Party that it disputes such Claim, then such Claim shall be deemed an indemnification obligation of the Indemnifying Party hereunder, but the amount payable with respect to such Claim shall remain subject to determination.  If the Indemnifying Party does timely notify the Indemnified Party of such dispute, then the Indemnified Party shall have thirty (30) days following receipt of the Claim Notice to respond in a written statement to the objection of the Indemnifying Party.  If after such 30 day period there remains a dispute as to such Claim, then the Indemnified Party and the Indemnifying Party shall attempt in good faith for a period not to exceed thirty (30) additional days to agree upon the rights of the respective parties with respect to such Claim.  If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the parties.  If the parties do not agree within such additional 30 day period, then the Indemnified Party may pursue any and all other remedies available to it under Law.

(d)           Distributions from Indemnification Holdback.  Any payment in satisfaction of any Damages to an Indemnified Party pursuant to this Section 12 shall be effected by wire transfer of immediately available funds from the Indemnifying Party to the Indemnified Party (to an account designated in writing by the Indemnified Party) within fifteen (15) Business Days of the final, non-appealable determination thereof; provided, however, the Indemnification Holdback shall be available to Purchaser Indemnitees as the sole source of recovery of any Damages pursuant to the terms of this Section 12, subject to the limitations set forth in this Section 12, and the terms of the Escrow Agreement and each of Purchaser and the Stockholder Representative covenants and agrees to timely and promptly execute and deliver any and all joint written instructions or other instruments required under the Escrow Agreement upon final resolution of any Damages or a final, non-appealable determination thereof.  Notwithstanding anything contained herein to the contrary, with respect to any Claim of any Purchaser Indemnitee for which the Indemnification Holdback is not the sole and exclusive recourse and remedy under this Section 12, such Purchaser Indemnitee shall nevertheless first exhaust the Indemnification Holdback before proceeding to make an indemnification claim against the Equityholders directly, provided, that if a claim for indemnity hereunder is for an amount that is greater than the Indemnification Holdback the Purchaser Indemnitee may proceed against the Equityholders directly while also proceeding against the Indemnification Holdback.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within the fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of such final, non-appealable determination to the date such payment has been made at a rate per annum equal to ten percent (10%).  Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(e)           Any payments made pursuant to this Section 12 shall constitute an adjustment to the Merger Consideration for Tax purposes and shall be treated as such by Purchaser, Company and the Equityholders on their Tax Returns to the extent permitted by Law.

(f)            Tax Contest.

(i)            If a party is responsible for the payment of Taxes pursuant to this Section 12 (the “Tax Indemnifying Party”) and the other party to this Agreement (the “Tax Indemnified Party”) receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim (a “Tax Claim”) with respect to such Taxes, the Tax Indemnified Party will promptly notify (and, in any event, within 30 days of the receipt of notice of any such Tax Claim) the Tax Indemnifying Party in writing of such Tax Claim, but the failure to so notify the Tax Indemnifying Party will not relieve the Tax Indemnifying Party of any liability they may have to the Tax Indemnified Party, except to the extent the Tax Indemnifying Party has suffered actual prejudice thereby.

(ii)           With respect to any Tax Claim, the Tax Indemnifying Party will assume and control all proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any applicable governmental Persons with respect thereto, and may either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Tax Indemnifying Party will consult with the Tax Indemnified Party in the negotiation and settlement of any Tax Claim and the Tax Indemnifying Party will not, without the written consent of the Tax Indemnified Party, which consent shall not be unreasonably withheld, settle or compromise any Tax Claim in any manner if such settlement or compromise would have the effect of increasing the Taxes of the Tax Indemnified Party (“Indemnified Party Tax Increase”); provided, that, to the extent that a Tax Claim relates to the Straddle Period, Purchaser and the Stockholder Representative will jointly control all proceedings taken in connection with any such Tax Claim.

(iii)          The Tax Indemnified Party will cooperate with the Tax Indemnifying Party in contesting any Tax Claim, which cooperation will include the retention and upon the Tax Indemnifying Party’s request the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(iv)          Neither party will settle or compromise a Tax Claim relating solely to Taxes of Company or a Subsidiary for a Straddle Period without the other party’s written consent, which consent shall not be unreasonably withheld or unreasonably delayed.

(g)           The amount of any Damages associated with any Claim under this Section 12 shall be reduced by the amount, if any, of any insurance recovery or Tax Benefit (less the reasonable costs of receiving such insurance recovery or Tax Benefit) that the Indemnified Party actually receives with respect to the event that caused such Damages.

12.5                        Sole Remedy.

OTHER THAN CLAIMS FOR FRAUD OR INTENTIONAL MISREPRESENTATION AGAINST AN EQUITYHOLDER TO THE EXTENT AVAILABLE UNDER APPLICABLE LAW, EACH OF THE EQUITYHOLDERS, ON BEHALF OF ITSELF AND EACH OF THE OTHER COMPANY INDEMNITEES, AND PURCHASER, ON BEHALF OF ITSELF AND EACH OF THE OTHER PURCHASER INDEMNITEES, ACKNOWLEDGES AND AGREES THAT THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OR INACCURACY, OR ALLEGED BREACH OR INACCURACY, OF ANY REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR ANY COVENANT, AGREEMENT OR ANY OTHER CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH, SHALL BE INDEMNIFICATION IN ACCORDANCE WITH THIS SECTION 12.  THE PROVISIONS OF THIS SECTION 12.5 SHALL NOT, HOWEVER, PREVENT OR LIMIT A CAUSE OF ACTION BASED ON FRAUD OR INTENTIONAL MISREPRESENTATION COMMITTED BY AN EQUITYHOLDER AND PROSECUTED AGAINST SUCH EQUITYHOLDER.  THE RIGHTS TO INDEMNIFICATION SET FORTH IN THIS AGREEMENT BASED ON THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT AND THE CERTIFICATES DELIVERED PURSUANT TO THIS AGREEMENT SHALL NOT BE AFFECTED BY ANY INVESTIGATION CONDUCTED, OR ANY KNOWLEDGE ACQUIRED (OR CAPABLE OF BEING ACQUIRED) AT ANY TIME, WHETHER BEFORE OR AFTER THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CLOSING DATE, WITH RESPECT TO THE ACCURACY OR INACCURACY OF OR COMPLIANCE WITH ANY SUCH REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT.

12.6                        Exercise of Remedies by Indemnitees Other than Purchaser and by Equityholders.

(a)           No Purchaser Indemnitee other than Purchaser (or any successor or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser (or any successor assignee thereof) shall have consented to the assertion of such indemnification claim or the exercising of such other remedy.

(b)           No Company Indemnitee or Equityholder shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement except through the Stockholder Representative.

12.7                        No Right of Contribution.

Each Equityholder hereby waives, and acknowledges and agrees that such Equityholder shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation or any of its Subsidiaries to satisfy (in whole or in part) any indemnification obligation or any other Liability to which such Equityholder may become subject to a Purchaser Indemnitee under this Agreement or any of the other Transaction Agreements.

12.8                        Appointment of Stockholder Representative.

(a)           Each Equityholder, by voting to approve this Agreement, surrendering his or her Certificate(s) or by executing and delivering the letter of transmittal, attached hereto as Exhibit D, irrevocably authorizes, directs and appoints Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Equityholders (the “Stockholder Representative”) to act as sole and exclusive agent, attorney-in-fact and Representative of such Equityholder and such Equityholder’s heirs, Representatives and successors for all purposes and of all matters relating to this Agreement and the Transaction Agreements, and the Stockholder Representative hereby accepts such appointment.  Without limiting the generality of the foregoing, the Stockholder Representative is specifically empowered and authorized by the Equityholders to:  (i) take any and all actions (including without limitation executing and delivering any documents), incurring any costs and expenses for the account of the Equityholders (including but not limited to employing accountants, investment banks, appraisers, and other experts, attorneys and such other agents as the Stockholder Representative may deem advisable and to pay from the Administrative Account compensation for their services) and making any and all determinations which may be required or permitted to be taken by the Equityholders in connection with this Agreement and any other applicable Transaction Agreement, including but not limited to the Escrow Agreement, (ii) review all Claims asserted by Purchaser and, to the extent deemed appropriate by Stockholder Representative (in its sole and absolute discretion), dispute, question the accuracy of, compromise, settle or otherwise resolve any and all such Claims under this Agreement; (iii) authorize payments to be made with respect to any such Claims; (iv) execute and deliver on behalf of such Equityholders any document or agreement contemplated by or necessary or desirable in connection with this Agreement, including but not limited to any amendment of, or waiver to, any provision of this Agreement or any other Transaction Agreement; and (v) take such further actions (including coordinating and administering post-closing matters) as are contemplated by or necessary or desirable in connection with this Agreement or any Transaction Agreement.

(b)           It shall be the obligation of the Stockholder Representative to inform each Equityholder that is a party to that certain Engagement Agreement, dated on or about the date hereof, by and among the Stockholder Representative, the Company, and certain of the Equityholders, of all material notices received and all material actions, decisions, notices and exercises of any rights, power or authority proposed to be done, given or taken by it; provided, that any failure of the Stockholder Representative to comply with the foregoing shall not affect the validity of any action taken or not taken by the Stockholder Representative pursuant to this Agreement.  Any actions, exercises of rights, power or authority and any decisions or determinations made by the Stockholder Representative shall be absolutely and irrevocably binding on each Equityholder as if each Equityholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Equityholder’s individual capacity.

(c)           With respect to the matters covered by or related to this Section 12 and the Escrow Agreement, (i) each Equityholder irrevocably relinquishes his or her right to act independently and other than through the Stockholder Representative with respect to such subject matter (except with respect to appointment of a successor Representative), and (ii) no Equityholder shall have any right to institute any suit, action or proceeding against Company, Purchaser or Escrow Agent with respect to any such matter, any such right being irrevocably and exclusively delegated to the Stockholder Representative.  Without limiting the generality of the foregoing, any notice hereunder delivered to Purchaser or a Purchaser Indemnitee by an Equityholder other than through the Stockholder Representative shall be of no effect; provided, that, Purchaser and the other Purchaser Indemnitees may elect at their sole discretion to give effect to any notice delivered by any Equityholder.  Purchaser shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the Equityholders by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of the Equityholders by the Stockholder Representative, as fully binding upon the Equityholders other than in the event of patent fraud.

(d)           In taking any action whatsoever hereunder, the Stockholder Representative shall be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it to be sufficient.  The Stockholder Representative may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith or in accordance with the advice of counsel.  The Stockholder Representative shall not be liable to the Equityholders for the performance of any act or the failure to act so long as such actions, or failure to act, was not fraudulent.  The Equityholders shall indemnify, defend and hold harmless the Stockholder Representative (severally in accordance with each such Equityholder’s Consideration Percentage and not jointly) from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs, expenses (including attorneys’ fees and court costs) and other Damages (collectively, “Representative Losses”) which may at any time be imposed on, incurred by or asserted against the Stockholder Representative in any way relating to or arising out of this Agreement, any other Transaction Agreement or any related agreement or instrument or any action taken or omitted to be taken by the Stockholder Representative under or in connection therewith, in each case as such Representative Loss is incurred or suffered; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the bad faith of the Stockholder Representative, the Stockholder Representative will reimburse the Equityholders the amount of such indemnified Representative Losses attributable to such bad faith. If not paid directly to the

Stockholder Representative by the Equityholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) any funds available in the Administrative Account and (ii) any funds in the Indemnification Holdback otherwise distributable to the Equityholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Stockholder Representative to the Escrow Agent; provided, that while this section allows the Stockholder Representative to be paid from the Administrative Account and the Indemnification Holdback, such provision does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise.  If an action or proceeding with respect to which the Stockholder Representative is entitled to indemnification hereunder should be commenced or threatened against the Stockholder Representative, the Stockholder Representative shall be entitled to draw from the Administrative Account, as and when incurred by it, all fees and expenses reasonably incurred in connection with the investigation and defense thereof.

(e)           The Stockholder Representative may resign at any time upon thirty (30) days’ notice by submitting a written resignation to Purchaser, with copies to the Equityholders at their addresses on the stock books of Company.  In the event of the death, physical or mental incapacity or resignation of the Stockholder Representative, the Equityholders shall promptly (and in any event within thirty (30) days of notice of such event) appoint a successor Stockholder Representative.

13.                               MISCELLANEOUS PROVISIONS

13.1                        Expenses; Attorneys’ Fees.

(a)           Subject to Section 12, each of the Equityholders and Purchaser shall bear and pay their own respective fees, costs and expenses that have been incurred by such Entity in connection with the Transaction Agreements and the Transactions, including all legal, due diligence, accounting and investment banking fees and expenses, regardless if the Transactions are consummated.

(b)           If any legal action or other legal proceeding relating to this Agreement, or the other Transaction Agreements in connection herewith, or the enforcement of any provision of such items is brought against any party hereto pursuant to Section 12 above, the prevailing party shall be entitled to recover Damages, which include reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

13.2                        Transfer Taxes.

Purchaser, Company and Stockholder Representative shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any Transfer Taxes which become payable in connection with the transactions contemplated hereby.  The payment of any Transfer Taxes payable by Purchaser, Company or any of its Subsidiaries shall be paid 50% by the Equityholders, on the one hand, and 50% by the Purchaser on the other hand.

13.3                        Notices.

Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier during business hours) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

if to Company:

cardioCore Lab, Inc.

One Preserve Parkway, Suite 600

Rockville, MD 20852

Attention:  Jennifer Cotteleer

Fax:  (301) 214-7601

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

220 West 42nd Street, 21st Floor

New York, NY 10036

Attention: Ward Breeze

Fax:  (877) 881-9325

if to Purchaser or Merger Sub:

CardioNet, Inc.

Millennium Three

Suite 210

227 Washington Street

Conshocken, PA 19428

Attention:  Peter Ferola, Senior Vice President, Corporate Development

Fax:  (610) 828-3729

with a copy to:

Greenberg Traurig, PA

401 East Las Olas Boulevard, Suite 2000

Fort Lauderdale, FL 33301

Attention:   Matthew Miller

Fax:  (954) 765-1477

if to the Stockholder Representative:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@shareholderrep.com

Fax:  (303) 623-0294

Telephone: (303) 648-4085

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

220 West 42nd Street, 21st Floor

New York, NY 10036

Attention: Ward Breeze

Fax:  (877) 881-9325

13.4                        Time of the Essence.

Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.

13.5                        Headings.

The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

13.6                        Counterparts.

This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

13.7                        Governing Law; Jurisdiction; Venue.

(a)           This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to the conflicts of Law principles that would require the application of any other Law.

(b)           Any Action or Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the federal and state courts located in the State of Delaware and each of the parties hereto irrevocably submits to the exclusive jurisdiction of such courts in any such Action or Proceeding, waives any objection he, she or it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Action or Proceeding shall be heard and determined only in any such court and agrees not to bring any Action or Proceeding arising out of or relating to this Agreement or any Transaction in any other court.  Each of the parties hereto agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Action or Proceeding referred to in the first sentence of this Section 13.7(b) may be served on any party anywhere in the world.

13.8                        Waiver of Jury Trial.

THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

13.9                        Successors and Assigns.

This Agreement shall be binding upon the parties and their respective successors and assigns.  This Agreement shall inure to the benefit of Company, the Equityholders, Merger Sub, Purchaser, the Purchaser Indemnitees and the Company Indemnitees (subject to Section 12.6), and the respective successors and assigns (if any) of the foregoing.

13.10                 Waiver.

(a)           No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

13.11                 Amendments.

This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser, the Stockholder Representative and Company.

13.12                 No Assignment.

Neither this Agreement nor any rights or obligations under it are assignable without the express written consent of Purchaser or Company, except that Purchaser may assign its rights hereunder at Closing to any wholly owned subsidiary of Purchaser in connection with the Closing; provided, however, that any such assignment shall not relieve Purchaser of its obligations under this Agreement.

13.13                 Schedules.

Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement.

13.14                 Severability.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by Law.

13.15                 Parties in Interest.

Except for the provisions of this Agreement that are applicable to the Equityholders, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any party to this Agreement.

13.16                 Entire Agreement.

The Transaction Agreements (including Schedules and Exhibits thereto) set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

13.17                 Construction.

(a)           The terms defined in Exhibit A have the meanings assigned to them therein.

(b)           For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(d)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(f)            All accounting terms not otherwise defined herein have the meanings assigned under GAAP.

(g)           The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

“PURCHASER”:	CARDIONET, INC.
a Delaware corporation

	By:	/s/ Joseph H. Capper
		Name:	Joseph H. Capper
		Title:	CEO

“COMPANY”:	CARDIOCORE LAB, INC.
a Delaware corporation

	By:	/s/ Jennifer Cotteleer
		Name:	Jennifer Cotteleer
		Title:	President & CEO

“MERGER SUB”:	CARDINAL MERGER SUB, INC.
a Delaware corporation

	By:	/s/ Joseph H. Capper
		Name:	Joseph H. Capper
		Title:	President

“STOCKHOLDER REPRESENTATIVE”:	SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in the capacity as Stockholder Representative and not in an individual capacity

	By:	/s/ Mark B. Vogel
		Name:	Mark B. Vogel
		Title:	Managing Director

Agreement and Plan of Merger

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